Exhibit 10.2

Joint OPERATING AGREEMENT

PEL 512 South Block

SOUTH AUSTRALIA

Discovery Energy SA Pty Ltd

WESI PEL512 Pty Ltd

Table of Contents

ARTICLE 1 - DEFINITIONS AND INTERPRETATIONS		1
1.1	Definitions	1
1.2	Interpretation	7

ARTICLE 2 - TERM AND TERMINATION		8
2.1	Term	8

ARTICLE 3 - SCOPE		8
3.1	Scope	8
3.2	Participating Interest	9
3.3	Ownership, Obligations and Liabilities	9

ARTICLE 4 - OPERATOR		9
4.1	Designation of Operator	9
4.2	Rights and Duties of Operator	9
4.3	Operator Personnel	11
4.4	Information Supplied by Operator	11
4.5	Settlement of Claims and Lawsuits	12
4.6	Limitation on Liability of Operator	13
4.7	Insurance Obtained by Operator	13
4.8	Commingling of Funds	15
4.9	Resignation of Operator	15
4.10	Removal of Operator	15
4.11	Appointment of Successor	16

ARTICLE 5 - OPERATING COMMITTEE		17

5.1	Establishment of Operating Committee	17
5.2	Powers and Duties of Operating Committee	17
5.3	Authority to Vote	17
5.4	Subcommittees	17
5.5	Notice of Meeting	17
5.6	Contents of Meeting Notice	17
5.7	Location of Meetings	18
5.8	Operator’s Duties for Meetings	18
5.9	Voting Procedure	18
5.10	Record of Votes	19
5.11	Minutes	19
5.12	Voting by Notice	19
5.13	Effect of Vote	19

ARTICLE 6 - WORK PROGRAMS AND BUDGETS		20

6.1	Preparation and Approval	20
6.2	Exploration and Appraisal	22
6.3	Development	23
6.4	Production	24
6.5	HSE Plan	25
6.6	Contract Awards	25
6.7	Authorization for Expenditure (“AFE”) Procedure	26
6.8	Over-expenditures of Work Programs and Budgets	27

ARTICLE 7 - OPERATIONS BY FEWER THAN ALL PARTIES		28

7.1	Limitation on Applicability	28

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7.2	Procedure to Propose Exclusive Operations	29
7.3	Responsibility for Exclusive Operations	30
7.4	Consequences of Exclusive Operations	30
7.5	Premium to Participate in Exclusive Operations	32
7.6	Order of Preference of Operations	33
7.7	Stand-By Costs	34
7.8	Special Considerations Regarding Deepening and Sidetracking	34
7.9	Use of Property	35
7.10	Lost Production during Tie-In of Exclusive Operation Facilities	35
7.11	Conduct of Exclusive Operations	36

ARTICLE 8 - DEFAULT		37

8.1	Default and Notice	37
8.2	Operating Committee Meetings, Data, and Entitlements	37
8.3	Allocation of Defaulted Amounts	38
8.4	Remedies	39
8.5	Survival	44
8.6	No Right of Set Off	44

ARTICLE 9 - DISPOSITION OF PRODUCTION		45

9.1	Right and Obligation to Take in Kind	45
9.2	Disposition of Crude Oil and/or Natural Gas	45

ARTICLE 10 - ABANDONMENT		45

10.1	Abandonment of Wells Drilled as Joint Operations	45
10.2	Abandonment of Exclusive Operations	46
10.3	Provision for and Conduct of Abandonment	46

ARTICLE 11 - SURRENDER, EXTENSIONS AND RENEWALS		46

11.1	Surrender	46
11.2	Extension of the Term	46

ARTICLE 12 - TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL		47

12.1	Obligations	47
12.2	Transfer	47
12.3	Change in Control	49

ARTICLE 13 - WITHDRAWAL FROM AGREEMENT		51

13.1	Right of Withdrawal	51
13.2	Partial or Complete Withdrawal	51
13.3	Rights of a Withdrawing Party	51
13.4	Obligations and Liabilities of a Withdrawing Party	52
13.5	Emergency	52
13.6	Assignment	52
13.7	Approvals	53
13.8	Security	53
13.9	Withdrawal or Abandonment by All Parties	53

ARTICLE 14 - RELATIONSHIP OF PARTIES AND TAX		53

14.1	Relationship of Parties	53
14.2	Tax	53
14.3	United States Tax Election	54

ARTICLE 15 - VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY		54

15.1	Venture Information	54

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15.2	Confidentiality	55
15.3	Intellectual Property	55
15.4	Continuing Obligations	56
15.5	Trades	56

ARTICLE 16 - FORCE MAJEURE		56

ARTICLE 17 - NOTICES		57

17.1	Form of Notices	57
17.2	Delivery of Notices	57
17.3	Change of Address	57

ARTICLE 18 - APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY		58

18.1	Applicable Law	58
18.2	Dispute Resolution	58
18.3	Expert Determination	59
18.4	Waiver of Sovereign Immunity	60

ARTICLE 19 - GENERAL PROVISIONS		60

19.1	Conduct of the Parties	60
19.2	Conflicts of Interest	61
19.3	Public Announcements	61
19.4	Successors and Assignees	62
19.5	Waiver	62
19.6	No Third Party Beneficiaries	62
19.7	Joint Preparation	62
19.8	Severance of Invalid Provisions	62
19.9	Counterpart Execution	62
19.10	Entirety	63

Exhibit A	-	Accounting Procedure

Exhibit B	-	Contract Area

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JOINT OPERATING AGREEMENT

THIS AGREEMENT is made as of ______________ (the “Effective Date”) among:

Discovery Energy SA Pty Ltd ACN 158 204 052 of Level 8, 350 Collins Street, Melbourne VIC 3000, a company existing under the laws of Victoria, Australia (hereinafter referred to as “DESAL”) and, WESI PEL512 Pty Ltd ACN 635 946 682 of Suite 33.01, Chifley Tower, 2 Chifley Square, Sydney NSW 2000, a company existing under the laws of New South Wales, Australia (hereinafter referred to as “WESI”).

The companies named above may sometimes individually be referred to as “Party” and collectively as the “Parties”.

This Agreement is premised on the fact that:

DESAL holds one hundred percent (100%) of the rights to explore, develop and produce hydrocarbons covering Petroleum Exploration Licence (PEL) 512 (hereinafter referred to as “Licence”). The Licence was issued by the Government of the State of South Australia (hereinafter referred to as “Government) to DESAL on 26 October 2012; and

The Parties have entered into a Farmout Agreement dated effective ___________ (as amended, supplemented, restated or otherwise modified from time to time, hereinafter referred to as “Farmout Agreement”) under which DESAL, subject to the terms of the Farmout Agreement and in exchange for the consideration expressed in the Farmout Agreement, agreed to transfer certain beneficial and legal interests in its rights and obligations in the Licence to WESI insofar as the Licence relates to the area shown as the South block of the Licence labelled as Block A on the map attached as Exhibit B and the Lycium block labelled as Block B on the map attached as Exhibit B and referred to in this Agreement as the Contract Area, excepting and reserving unto DESAL certain beneficial interests in the West Block;

The Parties desire to define their respective rights and obligations concerning operations and activities under the Licence;

In consideration of the premises set out above and the mutual covenants, agreements, and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS AND Interpretations

1.1	Definitions

As used in this Agreement, the following capitalized terms shall have the meaning ascribed to them below:

Accounting Procedure means the rules, provisions, and conditions contained in Exhibit A.

Acquired Party means the Party subject to a Change in Control.

Acquirer means the Party or third party proposing to acquire Control in a Change in Control.

Act means the Petroleum and Geothermal Energy Act 2000 (SA).

AFE means an authorization for expenditure under Article 6.8.

Affiliate means a legal entity that at any tier Controls, is Controlled by, or is Controlled by an entity that Controls, a Party.

Agreed Interest Rate means interest compounded on a monthly basis, at LIBOR plus three (3) percentage points, applicable on the first Business Day before the due date of payment and afterwards on the first Business Day of each succeeding Calendar Month. If the resulting rate is contrary to any applicable usury law, then the rate of interest to be charged shall be the maximum rate permitted by applicable law.

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Agreement means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal, or amendment agreed to in writing by the Parties.

Anti-Bribery Laws and Obligations means for each Party: (i) the Laws relating to combating bribery and corruption, and/or the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries; and (ii) the laws relating to combating bribery and corruption in the countries of such Party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of such Party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities.

Appraisal Well means any well (other than an Exploration Well or a Development Well), whose purpose at the time drilling commences, is to evaluate the areal extent of an existing Discovery and/or the volume of Hydrocarbon reserves contained in an existing Discovery.

Business Day means a Day on which the banks in Australia are customarily open for business.

Calendar Month means one of the twelve (12) calendar months of the Gregorian Calendar commencing on the first Day of each calendar month.

Calendar Quarter means a period of three (3) consecutive Calendar Months commencing January 1 and ending March 31, commencing April 1 and ending June 30, commencing July 1 and ending September 30, or commencing October 1 and ending December 31.

Calendar Year means a period of twelve (12) consecutive Calendar Months, commencing January 1 and ending December 31.

Cash Call means any request for the Parties to advance their respective Participating Interest shares of estimated cash requirements for the next Calendar Month’s Joint Operations in accordance with an approved Work Program and Budget.

Cash Transfer means a Transfer where the sole consideration, other than the assumption of obligations relating to the transferred Participating Interest, is cash, cash equivalents, promissory notes, or retained interests (e.g. production payments) in the Participating Interest being transferred.

Cash Value means the portion of the total monetary value (expressed in Australian dollars) of the consideration being offered by the proposed transferee (including any cash, other assets, and tax savings to the transferor from a non-cash deal) that reasonably should be allocated to the Participating Interest subject to the proposed Transfer or Change in Control.

Change in Control means a direct or indirect change in Control of a Party (whether through merger, spin-off, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, in which the market value of the Party’s Participating Interest represents more than 30% percent of the aggregate market value of the assets of the Party and its Affiliates that are subject to the change in Control. For this definition, market value will be determined based upon the cash a willing buyer would pay a willing seller in an arm’s length transaction.

Commercial Discovery means any Discovery that is sufficient to entitle the Parties to apply for authorization from the Government to commence exploitation.

Completion means operations intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation. “Complete” and other derivatives shall be construed accordingly.

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Consenting Party means a Party that agrees to participate in and pay its share of the cost of an Exclusive Operation.

Consequential Loss means any losses, damages, costs, or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations and/or activities carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income; (iv) punitive damages; or (v) indirect damages or losses whether or not similar to the foregoing.

Contract Area means as of the Effective Date the South block of the Licence labelled as Block A on the map attached as Exhibit B and the Lycium block labelled as Block B on the map attached as Exhibit B. The perimeter or perimeters of the Contract Area shall correspond to the South and Lycium blocks shown in Exhibit B as covered by the Licence, as such area may vary from time to time during the term of validity of the Licence.

Control means the ownership directly or indirectly of fifty (50) percent or more of the voting rights in a legal entity.

Corporations Act means the Corporations Act 2001 (Cth).

Crude Oil means all crude oils, condensates, natural gas liquids and other Hydrocarbons in a liquid state at standard pressure that are covered by the Licence.

Day means a Gregorian Calendar day unless otherwise specifically provided.

Deepening means an operation to drill a well to an objective Zone below the deepest Zone in which such well was previously drilled, or below the deepest Zone proposed in the associated AFE (if required), whichever is the deeper.

Default Amount means the amount of the Defaulting Party’s share of Joint Account charges that the Defaulting Party has failed to pay when due under this Agreement or the Farmout Agreement.

Default Interest Rate means interest compounded on a monthly basis, at LIBOR plus three (3) percentage points, applicable on the first Business Day before the due date of payment and afterwards on the first Business Day of each succeeding Calendar Month. If the resulting rate is contrary to applicable usury law, then the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

Default Notice means the notice of default given to a Defaulting Party.

Defaulting Party shall have the meaning ascribed in Article 8.1.A.

Default Period means the period beginning on the fifth (5th) Business Day after the date that the Default Notice is received under Article 8.1.A and ending when the Defaulting Party has remedied its default in full by paying the Total Amount in Default.

Delivery Point means the point at which title and risk of loss of each Party’s Entitlement passes to such Party.

Development Operations means operations and activities, including acquiring G&G Data and drilling Development Wells, conducted under an approved Development Plan.

Development Plan means an overall plan and cost estimate for the development of Hydrocarbons from a Commercial Discovery.

Development Well means any well drilled, whose purpose relates to the production of Hydrocarbons under a Development Plan.

Discovery means the discovery of an accumulation of Hydrocarbons, the existence of which until that moment was unproven by drilling.

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Dispute means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations and activities carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability, breach, or termination of this Agreement.

Effective Date shall mean the date first written above in this Agreement.

Encumbrance means with respect to any interest or asset, a mortgage, lien, pledge, charge, or other burden.

Entitlement means the quantity of Hydrocarbons (excluding all quantities used or lost in Joint Operations) that a Party has the right and obligation to own, take in kind, and dispose of under this Agreement and the Licence, as such right and obligation may be modified by any lifting, balancing, sales and other agreements entered into under Article 9.

Environmental Loss means any losses, damages, costs, or liabilities (other than Consequential Loss) caused by a discharge of Hydrocarbons, pollutants, or other contaminants into or onto any medium (including land, surface water, ground water and/or air) relating to this Agreement or the operations and activities carried out under this Agreement, including: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties, or other assessments.

Exclusive Operation means those operations and activities carried out under this Agreement, the costs of which are chargeable to the account of fewer than all the Parties.

Exclusive Well means a well drilled as an Exclusive Operation.

Exploitation Area means that part of the Contract Area that is established for development of a Commercial Discovery under the Licence or, if the Licence does not establish an exploitation area, then that part of the Contract Area that is delineated as the exploitation area in a Development Plan approved as a Joint Operation or as an Exclusive Operation.

Exploitation Period means any periods of exploitation during which the production and removal of Hydrocarbons is permitted under the Licence.

Exploration Operations means operations and activities, including acquiring G&G Data and drilling Exploration Wells, whose purpose is to explore for accumulations of Hydrocarbons.

Exploration Period means any periods of exploration set out in the Licence.

Exploration Well means any well, whose purpose at the time drilling commences, is to explore for an accumulation of Hydrocarbons, which accumulation was at that time unproven by drilling.

Farmout Agreement has the meaning given in the recitals to this Agreement, together with all exhibits and appendicies thereto, as such agreement, exhibits and appendicies may be amended, supplemented or otherwise modified from time to time.

Force Majeure has the same meaning as is set out in the Licence.

G & G Data means only geological, geophysical, geochemical and, other similar data and information that is not obtained through a well bore.

Government means the government of the State of South Australia and any political subdivision, agency or instrumentality of such government.

Gross Negligence / Willful Misconduct means any act or failure to act (whether sole, joint or concurrent) by any person or entity that was intended to cause, or was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

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Hydrocarbons mean all substances that are covered by the Licence, including Crude Oil and Natural Gas.

HSE means Health, Safety, and the Environment.

HSE Plan shall have the meaning set out in Article 6.6.A.

Joint Account means the accounts maintained by Operator under this Agreement and the Accounting Procedure to record costs, receipts, and credits of Joint Operations.

Joint Operations means the operations and activities within the scope of this Agreement (or whose purpose at the time undertaken was within the scope of this Agreement) conducted by Operator on behalf of all Parties, including Exploration Operations, Appraisal Operations, Development Operations, Production Operations, and operations and activities for the purposes of Decommissioning.

Joint Property means, at any point in time, all wells, facilities, equipment, materials, information, funds, and property (other than Hydrocarbons) held for use in Joint Operations.

Laws mean those laws, statutes, rules, and regulations of South Australia governing the Licence and this Agreement.

LIBOR means the interest rate per annum equal to the London Interbank Offered Rate as administered by the ICE Benchmark Administration (or any other person that takes over administrative of such rate for U.S. dollars) for one month U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal.

Licence means Petroleum Exploration Licence (PEL) 512 issued by the Government to DESAL on 26 October 2012 insofar as the Licence pertains to the Contract Area and any licence granted under the Act in substitution, replacement, extension or renewal of that licence insofar as it pertains to the Contract Area. If a separate petroleum exploration licence is granted covering the Contract Area as provided herein, Licence means that licence and any licence granted under the Act in substitution, replacement, extension or renewal of that licence

Minimum Work Obligations mean those work and/or expenditure obligations specified in the Licence that must be performed in order to satisfy the obligations of the Licence in the then current period or phase of the Licence.

Natural Gas means all Hydrocarbons in a gaseous state at standard temperature and pressure (including wet gas, dry gas, and residue gas) that are covered by the Licence, but excluding Crude Oil.

Non-Consenting Party means each Party who elects not to participate in an Exclusive Operation.

Non-Operator means each Party to this Agreement other than Operator.

Operating Committee means the committee established under Article 5.

Operator means the Party designated in Article 4 or 7.12.F.

Operator Indemnitee means any of the Operator, its Affiliates, or their respective directors, officers, and employees. Operator Indemnitees means all of them.

Participating Interest means each Party’s undivided share (expressed as a percentage of the total shares of all Parties) in the rights, interests, obligations, and liabilities of the Parties derived from the Licence as it covers the Contract Area and this Agreement.

Party means each of the persons and entities named in the preamble, including their respective successors and assignees to rights, interests and obligations in the Contract Area, generically, and Parties means all of the persons and entities named in the preamble, including their respective successors and assignees to rights, interests, and obligations in the Contract Area, collectively.

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Plugging Back means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

Production Bonus means the bonus, if any, payable by the Parties under the Licence.

Production Operations means operations and activities intended to extract Hydrocarbons for commercial purposes, especially operations and activities concerning producing wells (including Recompleting and Reworking), and field separation, processing, storage, and handling of Hydrocarbons upstream of the Delivery Point, conducted to progress a Development Plan and/or a projected production schedule.

Public Official means (i) any officer, employee, director, principal, consultant, agent or representative, whether appointed or elected, of any government (whether central, federal, state or provincial), ministry, body, department, agency, instrumentality or part of any of them, or any public international organization, or any state or government owned or controlled entity, agency, enterprise, joint venture, or partnership (including a partner or shareholder of such an enterprise); (ii) any person acting in an official capacity for or on behalf of (a) any government, ministry, body, department, agency, instrumentality or part of any of them, or (b) any public international organization, or (c) any political party or political party official or candidate for office.

Recompletion means an operation whereby a Completion in a Zone (or part of a Zone) is abandoned in order to attempt a Completion in a different Zone (or different part of a Zone) within the existing wellbore.

Reserve Fund shall have the meaning set out in Article 8.4.C.

Reworking means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone (or part of a Zone) that is currently open to production in the wellbore. Such operations include well stimulation operations, but exclude any routine repair or maintenance work, drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

Secondee means an employee of a Non-Operator or its Affiliate, who is subject to Secondment.

Secondment means the placement under Article 4.3 of an employee of a Non-Operator or its Affiliate in Operator’s organization to provide services under a Secondment Agreement between Operator and such Non-Operator or its Affiliates.

Security means (i) an irrevocable standby letter of credit or irrevocable commercial bank guarantee issued by a bank; (ii) an on-demand bond issued by a surety corporation; (iii) an irrevocable guarantee issued by a corporation or government; (iv) any financial security required by the Licence, this Agreement or the Farmout Agreement; and (v) any financial security agreed from time to time by the Parties; provided that the bank, surety, corporation or government issuing the guarantee, standby letter of credit, bond, or other security (as applicable) has a net worth sufficient to pay its obligations in all reasonably foreseeable circumstances.

Senior Executive means any individual who has authority to settle a Dispute for a Party.

Senior Supervisory Personnel means, with respect to a Party, any director or officer of such Party, and any individual who functions for such Party or one of its Affiliates at a management level equivalent or superior to any individual functioning as such Party’s senior onsite manager or supervisor(s) who is responsible for or in charge of the conduct of seismic acquisition, drilling, construction or production and related operations, or any other field operations, but excluding all individuals functioning at a level below such field manager or supervisor.

Sidetracking means the directional control and intentional deviation of a well bore to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties.

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South Block means the South block of the Licence labelled as Block A on the map attached as Exhibit B and the Lycium block labelled as Block B on the map attached as Exhibit B.

Testing means an operation conducted in the well bore that is intended to evaluate the capacity of a Zone to produce Hydrocarbons. “Test” and other derivatives shall be construed accordingly.

Total Amount in Default means the sum of: (i) the Amount in Default; (ii) third-party costs of obtaining and maintaining a Security held by the non-defaulting Parties, or the funds paid by the Parties to allow Operator to obtain or maintain Security, under Article 8.3.A.2; plus (iii) interest at the Default Interest Rate accrued on the amount calculated under (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount calculated under (ii) from the date this amount is incurred by the non-defaulting Parties until paid in full by the Defaulting Party.

Total Available Production means all Hydrocarbons produced in the Contract Area and saved less the quantities used for Joint Operations and any losses.

Transfer means any sale, assignment, novation, Encumbrance or other disposition by a Party of any rights or obligations that pertain to the Contract Area and that are derived from the Licence or this Agreement (including its Participating Interest), other than its Entitlement and its rights to any credits, refunds or payments under this Agreement, and excluding any direct or indirect Change in Control of a Party; provided that “Transfer” shall not be interpreted to include any sale, assignment, novation, Encumbrance or other disposition by DESAL of any rights, interests, or obligations in the West Block.

Urgent Operational Matters means decisions on matters involving the use of a drilling rig, vessel or other equipment (not normally maintained in the Contract Area) that is standing by in the Contract Area.

Venture Information means the information and results developed or acquired in Joint Operations, which will be Joint Property, unless provided otherwise in this Agreement and/or the Licence.

West Block means the West block of PEL 512 labelled as Block C on the map attached as Exhibit B.

Work Program and Budget means a work program for Joint Operations and corresponding budget as described and approved under Article 6.

Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

1.2	Interpretation

1.2.A	Title and Headings. The title and topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

1.2.B	Derivatives. A capitalized derivative or other variation of a defined term will have a corresponding meaning and be construed accordingly.

1.2.C	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

1.2.D	Gender. Reference to any gender includes a reference to all other genders.

1.2.E	Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.

1.2.F	Conflicts. If the provisions in the body of this Agreement conflict with the provisions in the body of the Farmout Agreement, the provisions in the body of the Farmout Agreement shall prevail to the extent of such conflict. If the provisions in the body of this Agreement conflict with the provisions in any Exhibit, the provisions in the body of this Agreement shall prevail

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1.2.G	Include. The terms “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

ARTICLE 2 - TERM AND TERMINATION

2.1	Term

2.1.A	This Agreement shall have effect from the Effective Date and shall continue in effect until:

2.1.A.1	the Licence terminates;

2.1.A.2	all materials, equipment and personal property acquired for or used in connection with Joint Operations or Exclusive Operations have been disposed of or removed; and

2.1.A.3	final settlement (including settlement of any financial audit carried out under the Accounting Procedure) has been made.

2.1.B	Despite Article 2.1.A:

2.1.B.1	Article 10 shall remain in effect until all Abandonment obligations under the Licence and applicable Laws have been satisfied; and

2.1.B.2	the liability and payment obligations under Article 3.3.B and 3.3.C, Article 4.5, Article 8, Article 15.2, Article 18, and the indemnity obligations under Article 4.6.B, 7.3.A, 7.9.E, 10.1.C, 10.2.E.2, 14.2, 191.C shall remain in effect until all obligations have been extinguished and all Disputes have been resolved.

2.1.C	Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement that have vested, matured, or accrued before such termination.

ARTICLE 3 - SCOPE

3.1	Scope

3.1.A	The purpose of this Agreement is to establish the respective rights and obligations of the Parties concerning operations and activities in the Contract Area, including the joint exploration, appraisal, development, production of Hydrocarbons (including treatment, storage, transportation and handling of produced Hydrocarbons upstream of the Delivery Point), the determination of Entitlements at the Delivery Point, Abandonment and Decommissioning.

3.1.B	The Parties confirm that, except to the extent expressly included in the Licence, the following activities are outside of the scope of this Agreement:

3.1.B.1	Construction, operation, ownership, maintenance, repair, and removal of facilities downstream from the Delivery Point;

3.1.B.2	Transportation of the Parties’ Entitlements downstream from the Delivery Point;

3.1.B.3	Marketing and sales of Hydrocarbons, except as expressly provided in Article 7.12.E, Article 8.4 and Article 9;

3.1.B.4	Acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than through unitization with an adjoining licence area under the Licence or Laws);

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3.1.B.5	Exploration, appraisal, development, or production of minerals other than Hydrocarbons, whether inside or outside the Contract Area.

3.2	Participating Interest

3.2.A	Unless otherwise provided in this Agreement, the Participating Interests of the Parties as of the Effective Date are:

Party	Participating Interest

DESAL	50%
WESI	50%

3.2.B	If a Party Transfers all or part of its Participating Interest under the provisions of this Agreement and the Licence, the Participating Interests of the Parties shall be revised accordingly.

3.3	Ownership, Obligations and Liabilities

3.3.A	Unless otherwise provided in this Agreement, all the rights and interests in and under the Licence, all Joint Property, and any Hydrocarbons produced from the Contract Area shall, subject to the terms of the Licence, be owned by the Parties in proportion to their respective Participating Interests.

3.3.B	Unless otherwise provided in this Agreement, the obligations of the Parties under the Licence and all costs and liabilities incurred by Operator (or by any Party on behalf of all Parties, as set out in this Agreement) in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, in proportion to their respective Participating Interests.

3.3.C	Each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account charges, including Cash Calls and interest, accrued under this Agreement. A Party’s payment of any charge under this Agreement shall not prejudice its right to later contest the charge.

3.3.D	During the “Obligatory Expenditure Work Progam” (as defined in the Farmout Agreement), WESI shall pay and discharge all Joint Acount charges, including Cash Calls and interest, attributable to the Participating Interest share of DESAL. During the Obligatory Expenditure Work Program, all payments by WESI towards Joint Account charges shall first be applied towards amounts attributable to DESAL’s Participating Intrest share and second to WESI’s Participating Interest share.

ARTICLE 4 - OPERATOR

4.1	Designation of Operator

DESAL is designated as Operator, accepts the rights, duties, and obligations of Operator, and agrees to act as such in accordance with this Agreement.

4.2	Rights and Duties of Operator

4.2.A	Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions, and duties of Operator under the Licence, shall have exclusive charge of Joint Operations, and shall conduct all Joint Operations. Operator may employ independent contractors and agents, including Affiliates of Operator, Non-Operators, or Affiliates of a Non-Operator, in such Joint Operations.

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4.2.B	In the conduct of Joint Operations Operator shall:

4.2.B.1	Perform Joint Operations in accordance with the Licence, the Laws, and this Agreement, and consistent with approved Work Programs and Budgets (and if applicable approved AFEs), and the decisions of the Operating Committee not in conflict with this Agreement;

4.2.B.2	Conduct Joint Operations in a diligent, safe, and efficient manner in accordance with good and prudent petroleum industry practices and field conservation principles generally followed by the international petroleum industry under similar circumstances;

4.2.B.3	Exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices generally followed by the international petroleum industry under similar circumstances;

4.2.B.4	Charge to the Joint Account in accordance with this Agreement and the Accounting Procedure any damage, loss, cost, or liability arising out of, incident to, or resulting from Joint Operations;

4.2.B.5	Subject to Article 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

4.2.B.6	Perform the duties for the Operating Committee set out in Article 5, and prepare and submit to the Operating Committee in a timely manner proposed Work Programs and Budgets (and if applicable AFEs), as provided in Article 6;

4.2.B.7	Acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Joint Operations;

4.2.B.8	Upon receipt of reasonable advance notice, permit representatives of any Party to have at all reasonable times during normal business hours and at such Party’s own risk and cost reasonable access to Joint Operations, to observe Joint Operations, to inspect Joint Property, to conduct HSE audits, and to conduct financial audits and to observe taking of inventory as provided in the Accounting Procedure;

4.2.B.9	Undertake to maintain the Licence in full force and effect consistent with good and prudent petroleum industry practices generally followed by the international petroleum industry under similar circumstances. Operator shall timely pay and discharge all costs and liabilities incurred in connection with Joint Operations and use its reasonable endeavors to keep the Joint Property free from all liens, charges, and Encumbrances arising out of Joint Operations;

4.2.B.10	Pay in cash, and/or make available in kind, to the Government on behalf of the Parties, in accordance with the Licence and the Laws, all periodic payments, royalties, any domestic supply obligations, taxes, fees and other payments relating to Joint Operations but excluding any taxes measured by the incomes of the Parties;

4.2.B.11	Carry out the obligations of Operator under the Licence, including preparing and furnishing such reports, records and information as may be required under the Licence;

4.2.B.12	Have, in accordance with the decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Licence and Joint Operations. Operator shall notify the other Parties as soon as possible of the time, place, and agenda of such meetings. Subject to the Licence and any necessary Government approvals, Non-Operators shall have the right to attend any meetings with the Government with respect to such matters, but only as observers. Nothing contained in this Agreement shall restrict any Party from discussing with the Government any matter peculiar to its particular business interests arising under the Licence or this Agreement, but in such event such Party shall promptly advise the Parties, if possible before and in any event promptly after such discussions; provided that such Party has no duty to divulge to the other Parties any proprietary information involved in such discussions or any matters not affecting the other Parties;

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4.2.B.13	Subject to Article 9.3 and any decisions of the Operating Committee, assess (to the extent lawful) alternatives for the disposition of Natural Gas from a Discovery;

4.2.B.14	In case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, report to Non-Operators the details of such event and any measures Operator has taken or plans to take in response thereto;

4.2.B.15	Establish and implement under Article 6.6 an HSE Plan, which complies with the Licence, Laws relating to HSE, this Agreement, generally accepted practices of the international petroleum industry and decisions of the Operating Committee;

4.2.B.16	Establish and implement anti-bribery and anti-corruption policies and procedures consistent with Article 20.1;

4.2.B.17	Prior to appointing or engaging any independent contractor conduct appropriate and proportionate due diligence concerning relevant criteria, including such contractor’s ability to perform the proposed work properly, on time, within budgeted cost, and in compliance with applicable legal and contractual requirements;

4.2.B.18	Include in its contracts with independent contractors and to the extent practical and lawful, provisions that:

(a)	Establish that such contractors can enforce their contracts only against Operator;

(b)	Permit Operator, on behalf of the Parties, to enforce contractual warranties and indemnities against such contractors and their sub-contractors, and to recover from such contractors and sub-contractors losses and damages suffered by the Parties that are recoverable under their contracts;

(c)	Require such contractors to obtain and maintain insurance required by Article 4.7.H;

4.3	Operator Personnel

Operator shall engage and/or retain only such employees, Secondees, contractors, consultants, and agents as are reasonably necessary to conduct Joint Operations. Subject to the Licence and this Agreement, Operator shall determine the number of such employees, Secondees, contractors, consultants, and agents, the selection of such persons, their hours of work, and (except for Secondees) their compensation.

4.4	Information Supplied by Operator

4.4.A	Subject to Article 15.3, Operator shall provide Non-Operators in a timely manner with copies of the following information, data and reports relating to Joint Operations (to the extent to be charged to the Joint Account) in digitized format and if not available then in hard-copy as they are currently produced or compiled from Joint Operations:

4.4.A.1	All logs, and surveys;

4.4.A.2	Proposed well design and any revisions for each well;

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4.4.A.3	Daily drilling reports;

4.4.A.4	All Tests and core data and analysis reports;

4.4.A.5	Final well recap report;

4.4.A.6	Plugging reports;

4.4.A.7	Seismic sections and if applicable shot point location maps;

4.4.A.8	Final, and if requested by any Non-Operator intermediate, geological and geophysical maps, interpretations and reports;

4.4.A.9	Engineering studies, and monthly and annual progress reports on Development Operations, which progress reports shall at least set out the then current development schedule, the status of each such Development Operation from inception to date, its cumulative costs to date and the cumulative commitments undertaken;

4.4.A.10	Weekly production summary and production activity reports, and monthly reports on well, reservoir, field and infrastructure performance;

4.4.A.11	Reservoir studies, annual reserve estimates, and annual forecasts of production capability, infrastructure capacity, and scheduled outages, provided that Operator makes no representations about the accuracy of its identification of reserves and that each Non-Operator retains full responsibility for making its own assessment of reserves for internal and reporting purposes;

4.4.A.12	Before filing with the Government, copies of all material reports relating to Joint Operations or the Licence required, or anticipated, to be furnished by Operator to the Government, and copies of such reports as filed;

4.4.A.13	As reasonably requested by a Non-Operator, other material studies and reports relating to Joint Operations;

4.4.A.14	Data, reports, forecasts and schedules under agreements provided for in Article 9;

4.4.A.15	Copies of accounting information and reports to be furnished under Article 6.8 and the Accounting Procedure;

4.4.A.16	Monthly and annual HSE key performance data and reports;

4.4.A.17	Such additional information as a Non-Operator may reasonably request, provided that the preparation of such information will not unduly burden Operator’s administrative and technical personnel, that the requesting Party or Parties pay the costs of preparation of such information, and that only Non-Operators who pay such costs will receive such additional information; and

4.4.A.18	Other reports as directed by the Operating Committee.

4.4.B	Operator shall give Non-Operators access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Non-Operators under Article 4.4.A) acquired in the conduct of Joint Operations and for which a Non-Operator may reasonably request. Any Non-Operator may make copies of such other data at its sole expense.

4.5	Settlement of Claims and Lawsuits

4.5.A	Operator shall promptly notify the Parties of any material claims or suits that relate in any way to Joint Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of 150,000 Australian dollars exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above-stated amount. Without prejudice to the foregoing, each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise, or defense of such claims or suits.

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4.5.B	Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party that arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee. Those costs and damages that are incurred under such defense or settlement, and that are attributable to Joint Operations shall be reimbursed by the Operator to such Non-Operator and charged to the Joint Account.

4.5.C	Despite Article 4.5.A and Article 4.5.B, each Party shall have the right to participate in any such suit, prosecution, defense, or settlement conducted under Article 4.5.A and Article 4.5.B, at its sole expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6	Limitation on Liability of Operator

4.6.A	Except as set out in Article 4.6.D, if applicable, neither Operator nor any other Operator Indemnitee shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Operator Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, and liabilities arising out of, incident to, or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any other Operator Indemnitee).

4.6.B	Except as set out in Article 4.6.D, if applicable, the Parties shall (in proportion to their Participating Interests) defend and indemnify Operator Indemnitees from any damages, losses, costs (including reasonable legal costs and attorneys’ fees), and liabilities incident to claims, demands, or causes of action brought by or for any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any other Operator Indemnitee).

4.6.C	Nothing in this Article 4.6 shall be deemed to relieve Operator from its obligation to perform its duties and functions under this Agreement, or from its Participating Interest share of any damage, loss, cost, or liability arising out of, incident to, or resulting from Joint Operations.

4.6.D	Despite Article 4.6.A or 4.6.B, if any Senior Supervisory personnel of Operator or its Affiliates engage in Gross Negligence / Willful Misconduct that proximately causes the Parties to incur damage, loss, cost, or liability for claims, demands or causes of action referred to in Article 4.6.A or 4.6.B, then, in addition to its Participating Interest share, Operator shall bear all such damages, losses, costs, and liabilities.

Despite the foregoing, under no circumstances shall Operator (except as a Party to the extent of its Participating Interest) or any other Operator Indemnitee bear any Consequential Loss or Environmental Loss.

4.7	Insurance Obtained by Operator

4.7.A	Operator shall procure and maintain for the Joint Account the types and amounts of insurance required by the Licence or the Laws.

4.7.B	Operator shall procure and maintain any additional insurance, at reasonable rates, as the Operating Committee may require. If such additional insurance is, in Operator’s reasonable opinion, unavailable or available only at an unreasonable cost, Operator shall promptly notify the Non-Operators so that the Operating Committee may reconsider such requirement for additional insurance.

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4.7.C	Each Party will be provided the opportunity to underwrite any or all of the insurance to be obtained by Operator under Articles 4.7.A and 4.7.B, through such Party’s Affiliate insurance company or, if direct insurance is not so permitted, through reinsurance policies to such Party’s Affiliate insurance company. Any Party exercising its rights under this Article shall furnish to Operator details of the proposed insurance. If Operator in its discretion is satisfied with the security and creditworthiness of such insurance or reinsurance arrangements, and that the premiums for such insurance or reinsurance will not be significantly higher than market rate and will be recoverable under the Licence, then Operator shall procure such insurance or reinsurance from such Party.

4.7.D	Subject to the Licence and the Laws, any Party may elect not to participate in the insurance to be procured under Articles 4.7.A and 4.7.B; provided such Party:

4.7.D.1	Promptly notifies Operator to that effect;

4.7.D.2	Does not interfere with Operator’s negotiations for such insurance;

4.7.D.3	Provides to the Operator before the relevant operations begin (and at least annually during the continuance of such operations) a current certificate of adequate coverage, or other evidence of financial responsibility that fully covers such non-participating Party’s Participating Interest share of the risks that would be covered by the insurance to be procured under Article 4.7.A and/or Article 4.7.B, as applicable, and that the Operating Committee determines to be acceptable. No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each Cash Call or billing (except, under Article 4.7.F, regarding the costs of the insurance policy in which such Party has elected not to participate) including any Cash Call or billing with respect to damages and losses and/or the costs of remedying the same under this Agreement, the Licence and the Laws. If such non-participating Party obtains other insurance, such insurance shall (i) contain a waiver of subrogation in favor of all the other Parties, the Operator and their insurers but only with respect to their interests under this Agreement; (ii) provide that thirty (30) Days written notice be given to Operator before any material change in, or cancellation of, such insurance policy; (iii) be primary to, and receive no contribution from, any other insurance maintained by, or for, or benefiting Operator or the other Parties; and (iv) contain adequate territorial extensions and coverage in the location of the Joint Operations; and

4.7.D.4	Is responsible for all deductibles, coinsurance payments, self-insured exposures, uninsured or underinsured exposures relating to its interests under this Agreement.

4.7.E	covers the risks that would be covered by the insurance to be procured under Articles 4.7.A and 4.7.B.

4.7.F	The cost of insurance in which all the Parties are participating shall be for the Joint Account, and the cost of insurance in which fewer than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Participating Interests. Subject to the preceding sentence, the cost of insurance with respect to an Exclusive Operation shall be charged to the Consenting Parties.

4.7.G	Operator shall, with respect to all insurance obtained under this Article 4.7:

4.7.G.1	Use reasonable endeavors to procure, or cause to be procured, such insurance before the relevant operations begin, and maintain, or cause to be maintained, such insurance during the term of the relevant operations or any longer term required under the Licence or the Laws;

4.7.G.2	Promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when issued;

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4.7.G.3	Arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties but only to the extent of their interests under this Agreement;

4.7.G.4	Use reasonable endeavors to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

4.7.G.5	Duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

4.7.H	Operator shall use its reasonable endeavors to require all contractors performing work with respect to Joint Operations to:

4.7.H.1	Obtain and maintain any insurance in the types and amounts required by the Licence, the Laws or any decision of the Operating Committee;

4.7.H.2	Name the Parties as additional insureds on the contractor’s insurance policies and obtain from their insurers waivers of all rights of recourse against the Parties and their insurers; and

4.7.H.3	Provide Operator with certificates evidencing such insurance before the commencement of their services.

4.8	Commingling of Funds

4.8.A	Operator may not commingle with Operator’s own funds the monies that Operator receives from or for the Joint Account under this Agreement. However, Operator reserves the right to make future proposals to the Operating Committee concerning the commingling of funds to achieve financial efficiency.

4.8.B	The Operating Committee may require Operator to deposit monies received for the Joint Account in an interest-bearing account after the approval of the Development Plan.

Operator shall allocate interest earned among the Parties on an equitable basis taking into account the amounts received from each Party and the date of receipt. Operator shall apply each Party’s allocation of earned interest to such Party’s next succeeding Cash Call or, if directed by the Operating Committee, pay it to each such Party.

4.9	Resignation of Operator

Subject to Article 4.11, Operator may resign as Operator by so notifying the other Parties at least one hundred and twenty (120) Days before the effective date of such resignation.

4.10	Removal of Operator

4.10.A	Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

4.10.A.1	Operator becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors;

4.10.A.2	A court order is made or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

4.10.A.3	A receiver is appointed for a substantial part of Operator’s assets; or

4.10.A.4	Operator dissolves, liquidates, winds up, or otherwise terminates its existence.

4.10.B	Subject to Article 4.11, Operator may be removed by the decision of the Non-Operators, as set out below, if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion. Any decision of Non-Operators to give notice of breach to Operator or to remove Operator under this Article 4.10.B shall be made by an affirmative vote of Non-Operators, excluding any Affiliates of the Operator, holding a combined Participating Interest of at least sixty five percent (65%) of the Participating Interests of the Non-Operators excluding the Participating Interests held by Affiliates of the Operator. However, if Operator disputes such alleged commission of or failure to cure a material breach and Dispute resolution proceedings are initiated under Article 18.2 concerning such breach, then Operator shall remain appointed and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator’s breach of its payment obligations.

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4.10.C	If as a result of a Transfer, the total Participating Interests of Operator and its Affiliates would become equal to or less than thirty percent (30%), then Operator shall promptly notify the other Parties. The Parties shall vote within thirty (30) Days of such notification on whether or not Operator should be removed and a successor Operator should be named under Article 4.11.

4.10.D	If there is a Change in Control of Operator (other than a transfer of Control to an Affiliate of Operator), Operator shall promptly notify the other Parties. The Parties shall vote within thirty (30) Days of such notification on whether or not Operator should be removed and a successor Operator should be named under Article 4.11.

An affirmative vote of one (1) or more of the total number of Non-Operators holding a combined Participating Interest of at least sixty five percent (65%) of the Participating Interest held by all of the Non-Operators excluding Participating Interests held by Affiliates of the Operator, shall be required to remove Operator under this Article.

4.11	Appointment of Successor

When a change of Operator occurs under Article 4.9 or Article 4.10:

4.11.A	The Operating Committee shall meet as soon as possible to appoint a successor Operator under the voting procedure of Article 5.9. No Party may be appointed successor Operator against its will.

4.11.B	If Operator is removed, other than under Article 4.10.C or Article 4.10.D, neither Operator, nor any Affiliate of Operator, shall have the right to be considered as a candidate for the successor Operator.

4.11.C	The resigning or removed Operator shall, subject to its duty to use reasonable efforts to mitigate the costs related to its resignation or removal, be compensated out of the Joint Account for its reasonable costs directly related to its resignation or removal, except for removal under Article 4.10.B.

4.11.D	The resigning or removed Operator and the successor Operator shall arrange to take an inventory of all Joint Property and Hydrocarbons, and to audit the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee. The costs and liabilities of such inventory and audit shall be charged to the Joint Account.

4.11.E	The resignation or removal of Operator and its replacement by the successor Operator shall not become effective before receipt of any necessary Government approvals. Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator. The former Operator shall transfer to the successor Operator all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations, and shall endeavor to transfer rights, warranties, indemnities and duties under contracts and licenses entered into for Joint Operations. Upon the effective date of its resignation or removal the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after the date the former Operator transfers all contracts and data to the successor Operator.

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ARTICLE 5 - OPERATING COMMITTEE

5.1	Establishment of Operating Committee

To provide for the overall supervision and direction of Joint Operations, the Parties establish an Operating Committee composed of representatives of each Party holding a Participating Interest. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee. Each Party shall have the right to change its representative and alternate representative at any time by giving notice of such change to the other Parties.

5.2	Powers and Duties of Operating Committee

The Operating Committee shall have the power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Licence and properly explore and exploit the Contract Area under this Agreement, the Licence, the Laws, and generally accepted practices of the international petroleum industry under similar circumstances; provided that Operating Committee may not compel any Party to exercise, make, or take, or prevent any Party from exercising, making, or taking, any right, decision, or action concerning any matter or proposal under this Agreement, which right, decision or action is reserved or delegated to a Party or the Parties.

5.3	Authority to Vote

The representative of a Party, or in the representative’s absence the alternate representative, shall be authorized to represent and bind such Party with respect to any matter that is within the powers and duties of the Operating Committee and is properly brought before the Operating Committee. Each such representative or alternate representative shall have a vote equal to the Participating Interest of the Party such person represents. The alternate representative of each Party may attend any Operating Committee meetings, but shall have no vote at such meetings, unless such Party’s representative is absent. In addition to the representative and alternate representative, each Party may send technical and other advisors to any Operating Committee meetings.

5.4	Subcommittees

The Operating Committee will establish a Technical Subcommittee and such other subcommittees as may be deemed necessary composed of repesentatives of each Party. Each subcommittee shall function in an advisory capacity to the Operating Committee or as otherwise determined unanimously by the Parties. Each Party shall have the right to appoint a representative to each subcommittee.

5.5	Notice of Meeting

5.5.A	Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

5.5.B	Any Non-Operator may request a meeting of the Operating Committee by giving notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not fewer than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

5.5.C	The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6	Contents of Meeting Notice

5.6.A	Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

5.6.A.1	The date, time, and location of the meeting;

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5.6.A.2	An agenda of the matters and proposals to be considered and/or voted upon at such meeting; and

5.6.A.3	Information about each matter and proposal to be considered and/or voted on at the meeting (including all appropriate supporting information not previously distributed to the Parties) sufficient to enable the Parties to be well informed about such matters and proposals before such meeting.

5.6.B	A Party may add additional matters and proposals to the agenda for any meeting, by giving notice to the other Parties not fewer than seven (7) Days before such meeting.

5.6.C	On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a matter and/or proposal not in the agenda for such meeting.

5.7	Location of Meetings

All meetings of the Operating Committee shall be held in Melbourne, Victoria, or elsewhere as the Operating Committee may decide.

5.8	Operator’s Duties for Meetings

5.8.A	Operator’s duties, concerning meetings of the Operating Committee and any subcommittee, shall include:

5.8.A.1	Timely preparation and distribution of the agenda;

5.8.A.2	Organization and conduct of the meeting; and

5.8.A.3	Preparation of a written record or minutes of each meeting.

5.8.B	Operator shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9	Voting Procedure

5.9.A	Except as otherwise expressly provided in this Agreement, decisions, approvals, and other actions of the Operating Committee on all proposals (other than proposals on matters reserved to the Parties) coming before it shall be decided by the affirmative vote of two (2) or more Parties that are not Affiliates then having collectively at least sixty five percent (65%) of the Participating Interests.

5.9.B	Notwithstanding the provisions of Article 5.9(A), the unanimous vote of the Parties shall be required to approve the following:

5.9.B.1	Subject to Article 7, Drilling, Deepening, Testing, Sidetracking, Plugging Back, Recompleting or Reworking Exploration Wells beyond the Minimum Work Obligation.

5.9.B.2	Subject to Article 7, Development Plans.

5.9.B.3	Subject to Article 7, determination that a Discovery is a Commercial Discovery.

5.9.B.4	Unitization with an adjoining contract area.

5.9.B.5	Modifications in scope of an approved Development Plan which result in a more than 25% increase or decrease in the total cost of the Development Plan.

5.9.B.6	Voluntary relinquishment of all or any part of the Contract Area.

5.9.B.7	Voluntary termination of the Licence.

5.9.B.8	Subject to Article 11, Amendments, Renewals and Extensions to the Licence.

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5.10	Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record of votes at the end of such meeting. Such signed record shall be considered the final record of the decisions of the Operating Committee.

5.11	Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Business Days after the end of the meeting. Each Party shall notify the secretary within fifteen (15) Days after receipt of such minutes specifying any objections and corrections to the minutes. A failure to give notice specifying objections and corrections to such minutes within such fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the record of votes under Article 5.10 shall take precedence over the minutes described above.

5.12	Voting by Notice

5.12.A	In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice. The proposing Party or Parties shall notify Operator who shall give each Party’s representative notice describing the proposal so submitted and whether Operator considers such proposal to require urgent determination. Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to decide. Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

5.12.A.1	Forty-eight (48) hours in the case of Urgent Operational Matters; and

5.12.A.2	Fifteen (15) Days in the case of all other proposals.

5.12.B	Except in the case of Article 5.12.A.1, any Party may, by notice delivered to all Parties within five (5) Days of receipt of Operator’s notice, request that the proposal be decided at a meeting rather than by notice. In such event, that proposal shall be decided at a meeting duly called for that purpose.

5.12.C	Except as provided in Article 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

5.12.D	If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13	Effect of Vote

All decisions taken by the Operating Committee under this Article 5 shall be conclusive and binding on all the Parties, except in the following cases.

5.13.A	If under this Article 5, a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted for such proposal shall have the right for the appropriate period specified below to propose, under Article 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

5.13.A.1	For proposals related to Urgent Operational Matters, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12.A.1 has expired or after receipt of Operator’s notice given to the Parties under Article 5.13.D, as applicable.

5.13.A.2	For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal under Article 5.6 or Article 5.12.

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5.13.A.3	For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal under Article 5.6 or Article 5.12.

5.13.B	If a Party voted against any proposal that was approved by the Operating Committee and is of a type that could be conducted as an Exclusive Operation under Article 7, then such Party shall have the right not to participate in the operation contemplated by such approval. Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) after Operating Committee approval of such proposal. If a Party exercises its right of non-consent, the Parties who were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article 7; provided, however, that any such Party who was not entitled to give or did not give notice of non-consent may, by notice provided to the other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) after the notice of non-consent given by any Non-Consenting Party, require that the Operating Committee vote again on the proposal in question. Only the Parties that were not entitled to or have not exercised their right of non-consent with respect to the contemplated operation shall participate in such second vote of the Operating Committee, with voting rights proportional to their respective Participating Interest. If the Operating Committee approves again the contemplated operation, any Party that voted against the contemplated operation in such second vote may elect to be a Non-Consenting Party with respect to such operation, by notice of non-consent provided to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) after the Operating Committee’s second approval of such contemplated operation.

5.13.C	If the Consenting Parties to an Exclusive Operation under Article 5.13.A or Article 5.13.B concur, then the Operating Committee may, at any time, under this Article 5, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

5.13.D	Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking, or plugging of a well has been approved and commenced, such operation shall not be stopped without the consent of the Operating Committee; provided, however, that such operation may be stopped if:

5.13.D.1	An impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or

5.13.D.2	Other circumstances occur that in the reasonable judgment of Operator cause the continuation of such operation to be unwarranted and the Operating Committee, within the period required under Article 5.12.A.1 after receipt of Operator’s notice, approves discontinuing such operation.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being stopped, and any Party shall have the right to propose under Article 7 an Exclusive Operation to continue such operation.

ARTICLE 6 - WORK PROGRAMS AND BUDGETS

6.1	Preparation and Approval

6.1.A	Within thirty (30) Days after the signing of this Agreement, Operator shall deliver to the Parties a proposed annual Work Program and Budget detailing the Joint Operations proposed to be performed and the estimated costs forecast to be charged to the Joint Account during the remainder of the Calendar Year in which this Agreement was signed and, if appropriate, for the next Calendar Year. On or before the 1st Day of September of each Calendar Year afterwards, Operator shall deliver to the Parties a proposed annual Work Program and Budget detailing the Joint Operations Operator proposes to be performed and the estimated costs forecast to be charged to the Joint Account during the next Calendar Year.

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6.1.B	During the preparation of the proposed Work Programs and Budgets, Appraisal Plans and Development Plans contemplated in this Article 6, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets, Appraisal Plans, and Development Plans.

6.1.C	Each annual Work Program and Budget shall with respect to the applicable Calendar Year contain inter alia:

6.1.C.1	An itemized list of the operations and activities to be conducted, described in sufficient detail to afford ready identification of the nature, scope, location, timing, and duration of each such operation and activity, including:

(a)	designating whether such line item is intended to satisfy the Minimum Work Obligations of the Licence, the commitments of a previously approved Work Program and Budget, and/or the commitments of a previously approved Development Plan; and

(b)	specifying whether such line item is firm or contingent and the conditions under which the Operating Committee may decide to make a contingent line item firm;

6.1.C.2	An estimate of the costs corresponding to each such line item enumerated in sufficient detail to be readily tracked and charged under the Accounting Procedure and consistent with the Contract;

6.1.C.3	An estimate of funds to be expended by Calendar Quarter;

6.1.C.4	During the Exploration Period, a forecast of annual operations and activities and corresponding estimated costs through the end of the Exploration Period;

6.1.C.5	Information with respect to Operator’s estimated manpower requirements and costs and Operator’s allocation procedures under the Accounting Procedure;

6.1.C.6	Reasonable and necessary supporting information; and

6.1.C.7	Any additional information and detail as the Operating Committee may deem suitable.

6.1.D	Within thirty (30) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Licence, the Operating Committee shall meet to consider, modify (if appropriate), and either approve or reject the proposed Work Program and Budget (including any agreed modifications) under Article 5.9; provided that no Work Program and Budget may provide for Appraisal Operations that exceed the scope of, or conflict with, any previously approved Appraisal Plan, and/or provide for Development Operations that exceed the scope of, or conflict with, any previously approved Development Plan, unless such previously approved plans, programs, and budgets are amended at or before the adoption of the annual Work Program and Budget.

6.1.E	Any Joint Operations that cannot be efficiently completed within a single Calendar Year may be proposed in a multi-year Work Program and Budget. Upon approval by the Operating Committee, such multi-year Work Program and Budget shall, subject only to revisions approved by the Operating Committee afterwards: (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of such Joint Operations; and (ii) be reflected in each annual Work Program and Budget. If the Licence requires that Work Programs and Budgets be submitted to the Government for approval, such multi-year Work Program and Budget shall be submitted to the Government either in a single request for a multi-year approval or as part of the annual approval process, under the Licence.

6.1.F	Approval of a Work Program and Budget by the Operating Committee shall authorize Operator to submit such Work Program and Budget to the Government for approval (if required) under the Licence. If the Government requests changes to such Work Program and Budget as a condition to granting its approval under the Licence, Operator shall promptly notify the Parties of the Government’s proposed changes and shall submit a revised Work Program and Budget to the Operating Committee for further consideration.

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6.1.G	If a Work Program and Budget is not approved by the Operating Committee at least two (2) Business Days before the last date for Government approval under the Licence, Operator may submit to the Government a Work Program and Budget for the applicable Calendar Year, setting out those Joint Operations, which are:

6.1.G.1	consistent with the scope of, and not in conflict with, the Minimum Work Obligations of the Licence, the commitments of a previously approved appraisal Work Program and Budget, and/or the commitments of a previously approved Development Plan; and

6.1.G.2	reasonably necessary to keep the Licence in full force and effect, to satisfy the Minimum Work Obligations of the Licence, to meet the commitments of a previously approved appraisal Work Program and Budget, and to meet the commitments of a previously approved Development Plan, that in each case are required to be carried out during the relevant Calendar Year. In determining the Joint Operations that are reasonably necessary for the purposes of the preceding sentence, the proposed Joint Operations receiving the largest Participating Interest vote (even if less than the applicable percentage under Article 5.9) shall be adopted. If competing proposals receive equal Participating Interests votes, then Operator shall choose between those competing proposals.

In this event, the Operating Committee shall be deemed to have approved such Work Program and Budget. Operator shall be reimbursed by the Parties for their Participating Interest shares of costs incurred by Operator and deemed approved under this Article 6.1.G.

6.1.H	A Party may at any time, by notice to the other Parties, propose that a Work Program and Budget be amended. To the extent that such amendment is approved by the Operating Committee, the relevant Work Program and/or Budget shall, subject to obtaining any requisite Government approval under the Licence, be deemed amended accordingly; provided that, any such amendment shall not deauthorize or invalidate any commitment or expenditure already made by the Operator in accordance with any previous authorization given under this Agreement.

6.1.I	If a Work Program and Budget, as proposed, revised and/or amended, is approved by the Operating Committee and satisfies the requirements of the Licence, including (if required) being approved, or deemed to be approved, by the Government, Operator shall, subject to complying with Articles 6.8 and 6.9, be authorized to conduct the Joint Operations set out in such approved Work Program and Budget.

6.2	Exploration and Appraisal

6.2.A	Subject to Article 6.8, approval of any Work Program and Budget that includes:

6.2.A.1	An Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for: Only expenditures necessary for the drilling, Deepening or Sidetracking of such Exploration Well, as applicable. When an Exploration Well has reached its authorized depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties under Article 5.12.A.1 an election to participate in an attempt to Complete such Exploration Well. Operator shall include in such submission Operator’s recommendation on such Completion attempt and an AFE for such Completion costs.

6.2.A.2	An Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for: Only expenditures necessary for the drilling, Deepening or Sidetracking of such Appraisal Well, as applicable. When an Appraisal Well has reached its authorized depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties under Article 5.12.A.1 an election to participate in an attempt to Complete such Appraisal Well. Operator shall include in such submission Operator’s recommendation on such Completion attempt and an AFE for such Completion costs.

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6.2.B	Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.12.A.1 by notifying all other Parties. Any such proposal shall include an AFE for such Completion costs.

6.2.C	If a Discovery is made, Operator shall deliver any notice of Discovery required under the Licence and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator’s recommendation as to whether the Discovery merits appraisal.

6.2.D	If the Operating Committee determines that the Discovery merits appraisal, Operator within thirty (30) Days shall deliver to the Parties a proposed Appraisal Plan for such Discovery, which shall in addition to the information required under Article 6.1.C contain:

6.2.D.1	A delineation of the proposed Appraisal Area; and

6.2.D.2	Any other information concerning the proposed Appraisal Operations requested by a Party,

together with the proposed appraisal Work Program and Budget (or a multi-year appraisal Work Program and Budget under Article 6.1.E) to carry out the first Calendar Year of the Appraisal Plan, and provisional Work Programs and Budgets to carry out the remainder of the Appraisal Plan.

6.2.E	Within sixty (60) Days after receipt of the proposed Appraisal Plan and associated proposed appraisal Work Program and Budget, or earlier if necessary to meet any applicable deadline under the Licence, the Operating Committee shall meet to consider, modify (if appropriate), and then either approve or reject the proposed Appraisal Plan (including any proposed modifications) and the first annual (or multi-year) appraisal Work Program and Budget.

6.2.F	If the Operating Committee approves the Appraisal Plan and the associated appraisal Work Program and Budget, Operator shall, as soon as possible, take such steps as may be required under the Licence to secure approval of such Appraisal Plan and the associated appraisal Work Program and Budget for the first Calendar Year by the Government. If the Government requests changes to such Appraisal Plan or associated appraisal Work Program and Budget for the first Calendar Year as a condition to granting its approval under the Licence, then Operator shall promptly notify the Parties of the Government’s proposed changes and may submit a revised Appraisal Plan and associated appraisal Work Program and Budget for the first Calendar Year to the Operating Committee for further consideration.

6.2.G	If the Appraisal Plan is approved by the Government, the associated appraisal Work Program and Budget for the first Calendar Year shall be deemed to be incorporated into and form part of the then current annual Work Program and Budget.

6.3	Development

6.3.A	If the Operating Committee determines that a Discovery may be a Commercial Discovery, Operator, within ninety (90) Days of such determination but within any time limit which may be imposed by the Licence, shall deliver to the Parties a proposed Development Plan for such Discovery, which shall in addition to the information required under Article 6.1.C contain:

6.3.A.1	A delineation of the proposed Exploitation Area;

6.3.A.2	An estimated date for the commencement of Production Operations;

6.3.A.3	A production forecast of estimated production of each type of Hydrocarbon to be produced by Calendar Year for the estimated productive life of the Commercial Discovery;

6.3.A.4	A description of all material facilities to be constructed as Joint Property;

6.3.A.5	An estimated Abandonment Work Program and Budget; and

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6.3.A.6	Any other information related to Development Operations and Production Operations requested by the Operating Committee,

together with the proposed development Work Program and Budget (or a multi-year development Work Program and Budget under Article 6.1.E) for the first Calendar Year of the Development Plan, and work schedule for the remainder of the Development Plan.

6.3.B	As soon as practicable after receipt of the proposed Development Plan and associated proposed development Work Program and Budget, each Party shall furnish to Operator and the other Parties any comments, suggestions, or proposed amendments it may have for the proposed Development Plan.

6.3.C	Within ninety (90) Days after receipt of the proposed Development Plan and associated proposed development Work Program and Budget, or earlier if necessary to meet any applicable deadline under the Licence, the Operating Committee shall meet to consider, modify (if appropriate) and then either approve or reject the proposed Development Plan (including any proposed modifications) and the associated first annual (or multi-year) Work Program and Budget.

6.3.D	If the Operating Committee determines that the Discovery is a Commercial Discovery and approves the corresponding Development Plan, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Licence and take such other steps as may be required under the Licence to secure approval of the Development Plan and associated development Work Program and Budget for the first Calendar Year by the Government. If the Government requests changes in the Development Plan and associated development Work Program and Budget for the first Calendar Year as a condition to granting approval under the Licence, then Operator shall promptly notify the Parties of the Government’s proposed changes and may submit a revised Development Plan and associated development Work Program and Budget for the first Calendar Year to the Operating Committee for further consideration.

6.3.E	If the Development Plan is approved by the Government, the associated development Work Program and Budget for the first Calendar Year shall be incorporated into and form part of the then current Work Program and Budget. Operator shall periodically review the Development Plan and development Work Program and Budget and propose amendments as may be prudent, and the Operating Committee shall consider, modify (if necessary), and approve or reject those proposed amendments under Article 5.9.

6.4	Production

6.4.A	Within sixty (60) Days before first commercial production, Operator shall deliver to the Parties a proposed production Work Program and Budget that shall in addition to the information required under Article 6.1.C contain the projected production schedule for the remainder of the Calendar Year in which first commercial production begins and, if fewer than four (4) Months remain in the current Calendar Year, for the next Calendar Year. On or before the 1st Day of September of each Calendar Year thereafter, Operator shall deliver to the Parties a proposed production Work Program and Budget that shall in addition to the information required under Article 6.1.C contain the projected production schedule for the next Calendar Year.

6.4.B	Within thirty (30) Days after receipt of the proposed production Work Program and Budget, or earlier if necessary to meet any applicable deadline under the Licence, the Operating Committee shall meet to consider, modify (if appropriate) and then either approve or reject the proposed production Work Program and Budget.

6.4.C	If the Operating Committee approves the production Work Program and Budget, Operator shall, as soon as possible, take such steps as may be required under the Licence to secure approval of such production Work Program and Budget by the Government. If the Government requests changes to such production Work Program and Budget Year as a condition to granting its approval under the Licence, then Operator shall promptly notify the Parties of the Government’s proposed changes and shall submit a revised production Work Program and Budget to the Operating Committee for further consideration.

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6.4.D	If a production Work Program and Budget is not approved by the Operating Committee before the date by which approval is required under the Licence, Operator may submit to the Government a Work Program and Budget for the applicable Calendar Year, setting out those Joint Operations that are:

6.4.D.1	consistent with the scope of, and not in conflict with, the commitments of a previously approved Development Plan; and

6.4.D.2	necessary to keep the Licence in full force and effect and meet the commitments of a previously approved Development Plan that are required to be carried out during the relevant Calendar Year.

6.5	HSE Plan

6.5.A	Operator shall in the conduct of Joint Operations:

6.5.A.1	Prepare and establish an HSE Plan designed to achieve safe and reliable conduct of operations and activities, to avoid significant and unintended impact on the safety and health of people, on property, and on the environment, and to comply with Laws relating to HSE;

6.5.A.2	Carry out the HSE Plan in conformance with Laws relating to HSE and in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances;

6.5.A.3	Plan and conduct Joint Operations consistent with the HSE Plan; and

6.5.A.4	Design and operate Joint Property consistent with the HSE Plan.

6.5.B	The Operating Committee shall at least annually review and approve the details of the HSE Plan, the implementation of the HSE Plan, and of the effectiveness of the HSE Plan.

6.5.C	In the conduct of Joint Operations, Operator shall establish and carry out a program for regular HSE assessments. The purpose of such assessments is to periodically review HSE systems and procedures, including actual practice and performance, to verify that the HSE Plan is in place and fulfills the requirements of Article 6.6.A, that the HSE Plan is being properly carried out and that the HSE Plan as carried out is effective. Operator shall, at a minimum, conduct such an assessment before entering into significant new Joint Operations and before undertaking any major changes to existing Joint Operations. Upon reasonable notice given to Operator, Non-Operators shall have the right to participate in such HSE assessments.

6.5.D	Without prejudice to a Party’s rights under Article 4.2.B.8, with reasonable advance notice, Operator shall permit at all reasonable times during normal business hours each Non-Operator (at its own risk and cost) to conduct an audit of the HSE Plan, its implementation and effectiveness. Where there are two or more Non-Operators, the Non-Operators shall make a reasonable effort to conduct joint or simultaneous HSE audits in a manner that will result in a minimum of inconvenience to Operator.

6.6	Contract Awards

Subject to the Licence, Operator shall award each contract for Joint Operations on the following basis (the amounts stated are in thousands of Australian dollars):

	Procedure A	Procedure B	Procedure C
Exploration and Appraisal Operations	0 to 99	100 to 250	> 250
Development Operations	0 to 99	100 to 250	> 250
Production Operations	0 to 249	250 to 500	> 500

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6.6.A	Procedure A

Operator shall award the contract to the best qualified contractor, as determined by cost, quality, and ability to perform the contract properly, on time, within budgeted cost, and in compliance with applicable legal and contractual requirements, without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator or of any Non-Operator, Operator shall obtain the approval of the Operating Committee.

6.6.B	Procedure B

Operator shall:

6.6.B.1	Provide the Parties with a list of the entities whom Operator proposes to invite to tender for the contract;

6.6.B.2	Add to the tender list any entity whom a Party reasonably requests to be added within fourteen (14) Days of receipt of such list;

6.6.B.3	Complete the tendering process within a reasonable period of time;

6.6.B.4	Inform the Parties of the entities to whom the contract has been awarded, provided that before awarding contracts to Affiliates of Operator or of any Non-Operator, Operator shall obtain the approval of the Operating Committee;

6.6.B.5	Circulate to the Parties a competitive bid analysis stating the reasons for the choice made; and

6.6.B.6	Upon the request of a Party, provide such Party with a copy of the final version of the contract.

6.6.C	Procedure C

Operator shall:

6.6.C.1	Provide the Parties with a list of the entities whom Operator proposes to invite to tender for the contract;

6.6.C.2	Add to such list any entity whom a Party reasonably requests to be added within fourteen (14) Days of receipt of such list;

6.6.C.3	Prepare and dispatch the tender documents to the entities on the tender list and to Non-Operators;

6.6.C.4	After the expiration of the period allowed for tendering, consider, and analyze the details of all bids received;

6.6.C.5	Prepare and circulate to the Parties a competitive bid analysis, stating Operator’s recommendation as to the entity to whom the contract should be awarded, the reasons for the recommendation, and the technical, commercial, and contractual terms to be agreed upon;

6.6.C.6	Obtain the approval of the Operating Committee to the recommended bid; and

6.6.C.7	Upon the request of a Party, provide such Party with a copy of the final version of the contract.

6.7	Authorization for Expenditure (“AFE”) Procedure

6.7.A	Before incurring any commitment or expenditure for a Joint Operation, which commitment or expenditure is estimated to be:

6.7.A.1	More than 300,000 Australian dollars in an exploration or appraisal Work Program and Budget;

6.7.A.2	More than 500,000 Australian dollars in a development Work Program and Budget;

6.7.A.3	More than 500,000 Australian dollars in a production Work Program and Budget.

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Operator shall send to each Non-Operator an AFE as described in Article 6.7.C; provided that, Operator shall not be obliged to furnish an AFE to the Parties with respect to any Minimum Work Obligations, workovers of wells and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

6.7.B	Before entering into any commitments or making any expenditures subject to the AFE procedure in Article 6.7.A, Operator shall submit the corresponding AFE for approval by the Operating Committee. If the Operating Committee approves an AFE for a commitment or expenditure within the applicable time period under Article 5.12.A, Operator shall be authorized to enter into such commitment or incur such expenditure and conduct the corresponding Joint Operation under this Agreement. If the Operating Committee fails to approve an AFE for a commitment or expenditure within the applicable time period, the corresponding Joint Operation shall be deemed rejected. Operator shall promptly notify the Parties that the Joint Operation has been rejected, and, subject to Article 7, any Party may afterwards propose to conduct such operation or activity as an Exclusive Operation under Article 7. When a Joint Operation is rejected under this Article 6.7.B or a commitment or expenditure is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall, subject to obtaining any Government consent required under the Licence, be deemed to be revised accordingly; provided that no revised Work Program and Budget may provide for Appraisal Operations that exceed the scope of, or conflict with, any previously approved Appraisal Plan, and/or provide for Development Operations that exceed the scope of, or conflict with, any previously approved Development Plan, unless such previously approved plans, programs and budgets are amended at or before the adoption of the revised Work Program and Budget.

6.7.C	Each AFE furnished by Operator shall:

6.7.C.1	Identify the corresponding Joint Operation by specific reference to the applicable line items in the Work Program and Budget;

6.7.C.2	Describe the Joint Operation in detail;

6.7.C.3	Contain Operator’s best estimate of the total commitments and expenditures required to carry out such Joint Operation;

6.7.C.4	Outline the proposed work schedule;

6.7.C.5	Provide a forecast schedule of commitments and expenditures, if known; and

6.7.C.6	Be accompanied by such other supporting information as is necessary for an informed decision, or as may be requested by a Party.

6.8	Over-expenditures of Work Programs and Budgets

6.8.A	For commitments and expenditures with respect to any line item of an approved Work Program and Budget, Operator shall be entitled to incur in connection with the corresponding Joint Operation without further approval of the Operating Committee a combined over-commitment and over-expenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all over-commitments and over-expenditures for a Calendar Year shall not exceed five percent (5%) of the total annual Work Program and Budget in question.

6.8.B	At such time Operator reasonably anticipates that the total amount of the commitments and expenditures actually incurred plus the commitments to be incurred with respect to such line item exceeds the limits of Article 6.8.A, Operator shall furnish to the Operating Committee Operator’s reasonably detailed estimate of the total commitments and expenditures required to carry out the Joint Operation corresponding to such line item, together with supporting information.

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6.8.B.1	Within fifteen (15) Days after receipt of such proposal, or earlier if necessary to meet any applicable deadline under the Licence, the Operating Committee shall meet to consider, modify (if appropriate), and then either approve or reject the proposed revised Work Program and Budget (including any agreed modifications); provided that no revised Work Program and Budget may provide for Appraisal Operations that exceed the scope of, or conflict with, any previously approved Appraisal Plan, and/or provide for Development Operations that exceed the scope of, or conflict with, any previously approved Development Plan, unless such previously approved plans, programs, and budgets are amended at or before the adoption of the revised Work Program and Budget.

6.8.B.2	If the Operating Committee approves the revised Work Program and Budget, Operator shall, as soon as possible, take such steps as may be required under the Licence to secure approval of such revised Work Program and Budget by the Government. If the Government requires changes to such revised Work Program and Budget Year as a condition to granting its approval under the Licence, then Operator shall resubmit the proposed changes to the revised Work Program and Budget to the Operating Committee for further consideration.

6.8.C	The requirements contained in this Article 6 shall be without prejudice to Operator’s rights and duties to make immediate expenditures, incur commitments and/or take actions for emergencies under Article 4.2.B.14; provided that Operator shall promptly report the particulars of the emergency to the Parties, together with the future actions it intends to take and its estimate of the cost of expenditures and commitments incurred or to be incurred. As soon as practicable, Operator shall submit any necessary budget revision concerning such emergencies to the Operating Committee for approval and incorporation into the relevant Work Program and Budget.

ARTICLE 7 - OPERATIONS BY FEWER THAN ALL PARTIES

7.1	Limitation on Applicability

7.1.A	No operations may be conducted under the Licence except as Joint Operations under Article 5 or as Exclusive Operations under this Article 7. No Exclusive Operation shall be conducted (other than the tie-in of Exclusive Operation facilities with existing production facilities under Article 7.10) that conflicts with a previously approved Joint Operation or with a previously approved Exclusive Operation.

7.1.B	Operations that are required to fulfill the Minimum Work Obligations for the then current phase or period of the Licence must be proposed and conducted as Joint Operations under Article 5, and may not be proposed or conducted as Exclusive Operations under this Article 7.

Except for Exclusive Operations relating to Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompletions or Reworking of a well originally drilled to fulfill the Minimum Work Obligations for the then current phase or period of the Licence, no Exclusive Operations may be proposed or conducted until the Minimum Work Obligations for the then current phase or period of the Licence are fulfilled.

7.1.C	No Party may propose or conduct an Exclusive Operation under this Article 7 unless and until such Party has properly exercised its right to propose an Exclusive Operation under Article 5.13, or is entitled to conduct an Exclusive Operation under Article 10.

7.1.D	Only the following operations may be proposed and conducted as Exclusive Operations, subject to the terms of this Article 7:

7.1.D.1	Drilling of Exploration Wells and Appraisal Wells;

7.1.D.2	Testing of Exploration Wells and Appraisal Wells;

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7.1.D.3	Completion of Exploration Wells and Appraisal Wells not then Completed as productive of Hydrocarbons;

7.1.D.4	Deepening, Sidetracking, Plugging Back, Reworking and/or Recompletion of Exploration Wells and Appraisal Wells;

7.1.D.5	Development of a Commercial Discovery;

7.1.D.6	Any operations specifically authorized to be undertaken as an Exclusive Operation under Article 10; and

No other type of operation may be proposed or conducted as an Exclusive Operation.

7.2	Procedure to Propose Exclusive Operations

7.2.A	Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation under Article 7.4.B or Article 7.4.F and have no option to reinstate such rights under Article 7.4.C. Such notice shall specify that such operation is proposed as an Exclusive Operation and include the work to be performed, the location, the objectives, and estimated cost of such operation.

7.2.B	Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

7.2.B.1	For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete, or Rework related to Urgent Operational Matters, any such Party wishing to exercise such right must so notify the proposing Party and Operator within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

7.2.B.2	For proposals to develop a Discovery, any Party wishing to exercise such right must so notify Operator and the Party proposing to develop within sixty (60) Days, or earlier if necessary to meet any applicable deadline under the Licence, after receipt of the notice proposing the Exclusive Operation.

7.2.B.3	For all other proposals, any such Party wishing to exercise such right must so notify the proposing Party and Operator within ten (10) Days, or earlier if necessary to meet any applicable deadline under the Licence, after receipt of the notice proposing the Exclusive Operation.

7.2.C	Failure of a Party to whom a proposal notice is delivered to reply properly within the period specified above shall be deemed an election by that Party not to participate in the proposed operation.

7.2.D	If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation. Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

7.2.E	If fewer than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

7.2.E.1	Immediately after the expiration of the applicable notice period set out in Article 7.2.B, Operator shall notify all Parties of the names of the Consenting Parties and the recommendation of the proposing Party as to whether the Consenting Parties should proceed with the Exclusive Operation.

7.2.E.2	Concurrently, Operator shall request the Consenting Parties to specify the Participating Interest each Consenting Party is willing to bear in the Exclusive Operation.

7.2.E.3	Within twenty-four (24) hours after receipt of such notice, each Consenting Party shall respond to Operator stating that it is willing to bear a Participating Interest in such Exclusive Operation equal to:

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(a)	Only its Participating Interest as stated in Article 3.2.A;

(b)	A fraction, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2.A and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2.A; or

(c)	The Participating Interest as contemplated by Article 7.2.E.3.b plus all or any part of the difference between one hundred percent (100%) and the total of the Participating Interests subscribed by the other Consenting Parties. Any portion of such difference claimed by more than one Party shall be distributed to each claimant on a pro-rata basis.

7.2.E.4	Any Consenting Party failing to advise Operator within the response period set out above shall be deemed to have elected to bear the Participating Interest set out in Article 7.2.E.3.b as to the Exclusive Operation.

7.2.E.5	If, within the response period set out above, the Consenting Parties subscribe less than one hundred percent (100%) of the Participating Interest in the Exclusive Operation, the Party proposing such Exclusive Operation shall be deemed to have withdrawn its proposal for the Exclusive Operation, unless within twenty-four (24) hours of the expiry of the response period set out in Article 7.2.E.3, the proposing Party notifies the other Consenting Parties that the proposing Party shall bear the unsubscribed Participating Interest.

7.2.E.6	If one hundred percent (100%) subscription to the proposed Exclusive Operation is obtained, Operator shall promptly notify the Consenting Parties of their Participating Interests in the Exclusive Operation.

7.2.E.7	As soon as any Exclusive Operation is fully subscribed under Article 7.2.E.6, Operator, subject to Article 7.12.F, shall commence such Exclusive Operation as promptly as practicable and conduct it with due diligence under this Agreement.

7.2.E.8	If such Exclusive Operation has not been commenced within ninety (90) Days (excluding any extension specifically agreed by all Parties or allowed by the Force Majeure provisions of Article 16) after the date of the notice given by Operator under Article 7.2.E.6, the right to conduct such Exclusive Operation shall terminate. If any Party still desires to conduct such Exclusive Operation, then such Party must resubmit to the Parties notice proposing such operation under Article 5, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3	Responsibility for Exclusive Operations

7.3.A	The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 7.2.E the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any damages, losses, costs (including reasonable legal costs and attorneys’ fees), and liabilities incurred incident to such Exclusive Operation (including Consequential Loss and Environmental Loss) and shall keep the Contract Area free of all liens and Encumbrances of every kind created by or arising from such Exclusive Operation.

7.3.B	Despite Article 7.3.A, each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which it participated, including plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4	Consequences of Exclusive Operations

7.4.A	With respect to any Exclusive Operation, for so long as a Non-Consenting Party has the option under Article 7.4.C to reinstate the rights it relinquished under Article 7.4.B, such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation, other than G&G Data obtained in an Exclusive Operation. If a Non-Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share as set out in Article 3.2.A of the cost incurred in obtaining such G & G Data.

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7.4.B	Subject to Article 7.4.C Article 7.6.E and Article 7.8, each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to the incremental Participating Interest that each agreed to bear under Article 7.2.E in any Exclusive Operation:

7.4.B.1	All of each such Non-Consenting Party’s right:

(a)	to participate in further operations to drill, Deepen, Recomplete, Rework, Sidetrack, Test in the well, or Deepened or Sidetracked portion of a well, in which the Exclusive Operation was conducted; and

(b)	under the Licence to take and dispose of Hydrocarbons produced and saved from the well, or from a Recompleted, Reworked, Deepened or Sidetracked portion of a well, in which the Exclusive Operation was conducted; and

7.4.B.2	All of each such Non-Consenting Party’s right:

(a)	to participate in any Discovery made during such Exclusive Operation;

(b)	to participate in any Discovery appraised in the course of such Exclusive Operation; and

(c)	under the Licence to take and dispose of Hydrocarbons produced and saved from any Appraisal Well or Development Well drilled during such Exclusive Operation.

7.4.C	A Non-Consenting Party shall have only the following options to reinstate the rights it relinquished under Article 7.4.B:

7.4.C.1	If the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved Appraisal Plan. For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such Appraisal Plan, each Non-Consenting Party shall have the option to reinstate the rights it relinquished under Article 7.4.B and to participate in such Appraisal Plan. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the cost and liability of such Appraisal Plan, and to pay such amounts as set out in Articles 7.5.A and 7.5.B.

7.4.C.2	If the Consenting Parties decide to develop a Discovery made or appraised during an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Licence. For sixty (60) Days from receipt of such Development Plan or such lesser period of time prescribed by the Licence, each Non-Consenting Party shall have the option to reinstate the rights it relinquished under Article 7.4.B and to participate in such Development Plan. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the cost and liability of such Development Plan and such future operating and producing costs, and to pay the amounts as set out in Articles 7.5.A and 7.5.B.

7.4.C.3	Subject to Article 7.8, if the Consenting Parties decide to Deepen, Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties the approved AFE for such further operation. For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished under Article 7.4.B and to participate in such operation. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the cost and liability of such further operation, and to pay the amounts as set out in Articles 7.5.A and 7.5.B.

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A Non-Consenting Party shall not be entitled to reinstate its rights in any other type of operation.

7.4.D	If a Non-Consenting Party does not properly and in a timely manner exercise its option under Article 7.4.C, including paying all amounts due under Articles 7.5.A and 7.5.B, such Non-Consenting Party shall have forfeited the options as set out in Article 7.4.C and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non-Consenting Party under Article 7.4.C).

7.4.E	A Non-Consenting Party exercising its option under Article 7.4.C shall notify the other Parties that it agrees to bear its share of the cost and liability of such further operation and to reimburse the amounts set out in Articles 7.5.A and 7.5.B that such Non-Consenting Party had not previously paid. Such Non-Consenting Party shall in no way be deemed to be entitled to any amounts paid under Articles 7.5.A and 7.5.B incident to such Exclusive Operations. The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.2.A. The Consenting Parties shall contribute to the Participating Interest of the Non-Consenting Party in proportion to the incremental Participating Interest that each agreed to bear under Article 7.2.E. If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation under Article 5.

7.4.F	If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, Operator shall give notice to the Government under the appropriate provision of the Licence requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery. After such meeting such Operator for such development shall apply for an Exploitation Area (if applicable in the Licence). Unless the Development Plan is materially modified or expanded before the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Article 7.4.C), each Non-Consenting Party to such Development Plan shall:

7.4.F.1	If the Licence so allows, elect not to apply for an Exploitation Area covering such development and forfeit all interest in such Exploitation Area, or

7.4.F.2	If the Licence does not so allow, be deemed to have:

(a)	Elected not to apply for an Exploitation Area covering such development;

(b)	Forfeited all economic interest in such Exploitation Area; and

(c)	Assumed a fiduciary duty to exercise its legal interest in such Exploitation Area for the benefit of the Consenting Parties.

In either case such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Exploitation Area, even if the Development Plan is modified or expanded after the start of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Exploitation Area designed solely for the use of such Exploitation Area.

7.5	Premium to Participate in Exclusive Operations

7.5.A	Each such Non-Consenting Party shall:

Immediately upon the exercise of its option under Article 7.4.C, begin to bear one hundred percent (100%) of the Cash Calls made on each Consenting Party that took the risk of such Exclusive Operations in respect of both Joint Operations and Exclusive Operations until such Non-Consenting Party has reimbursed the original Consenting Parties (in proportion to the incremental Participating Interest that each agreed to bear under Article 7.2.E in such Exclusive Operations in which such Non-Consenting Party is reinstating its rights) an amount equal to such Non-Consenting Party’s Participating Interest share of all costs and liabilities that were incurred in every Exclusive Operation relating to the Discovery (or Exclusive Well, as applicable) in which the Non-Consenting Party desires to reinstate the rights it relinquished under Article 7.4.B and that were not previously paid by such Non-Consenting Party.

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7.5.B	In addition to the payment required under Article 7.5.A, immediately after the exercise of its option under Article 7.4.C each such Non-Consenting Party shall be liable to reimburse the Consenting Parties that took the risk of such Exclusive Operations (in proportion to the incremental Participating Interest that each agreed to bear under Article 7.2.E in such Exclusive Operations in which such Non-Consenting Party is reinstating its rights) an amount equal to the total of:

7.5.B.1	Six hundred percent (600%) of such Non-Consenting Party’s Participating Interest share of all costs and liabilities that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting, and Reworking of the Exploration Well that made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished under Article 7.4.B, and that were not previously paid by such Non-Consenting Party; plus

7.5.B.2	Three hundred percent (300%) of the Non-Consenting Party’s Participating Interest share of all costs and liabilities that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) that delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished under Article 7.4.B, and that were not previously paid by such Non-Consenting Party.

7.5.C	Each such Non-Consenting Party that is liable for the amounts set out in Article 7.5.B shall:

Within thirty (30) Days of the exercise of its option under Article 7.4.C, pay in immediately available funds the full amount due from it under Article 7.5.B to such Consenting Parties, in the currency designated by such Consenting Parties.

7.6	Order of Preference of Operations

7.6.A	Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of the proposal for the Exclusive Operation, to deliver such Party’s alternative proposal to all Parties entitled to participate in the proposed operation. Such alternative proposal shall contain the information required under Article 7.2.A.

7.6.B	Each Party receiving such proposals shall elect by delivery of notice to Operator and to the proposing Parties within the appropriate response period set out in Article 7.2.B to participate in one of the competing proposals. Any Party not notifying Operator and the proposing Parties within the response period shall be deemed to have voted against the proposals.

7.6.C	The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals. In the case of a tie vote, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters).

7.6.D	Each Party shall then have two (2) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of such notice to elect by delivery of notice to Operator and the proposing Parties whether such Party will participate in such Exclusive Operation, or will relinquish its interest under Article 7.4.B. Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

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7.6.E	Despite the provisions of Article 7.4.B, if for reasons other than the encountering of granite or other practically impenetrable substance or any other condition in the hole rendering further operations impracticable, a well drilled as an Exclusive Operation fails to reach the deepest objective Zone described in the notice proposing such well, Operator shall give notice of such failure to each Non-Consenting Party who submitted or voted for an alternative proposal under this Article 7.6 to drill such well to a shallower Zone than the deepest objective Zone proposed in the notice under which such well was drilled. Each such Non-Consenting Party shall have the option exercisable for forty-eight (48) hours from receipt of such notice to participate for its Participating Interest share in the initial proposed Completion of such well. Each such Non-Consenting Party may exercise such option by notifying Operator that it wishes to participate in such Completion and by paying its Participating Interest share of the cost of drilling such well to its deepest depth drilled in the Zone in which it is Completed. All costs and liabilities for drilling and Testing the Exclusive Well below that depth shall be for the sole account of the Consenting Parties. If any such Non-Consenting Party does not properly elect to participate in the first Completion proposed for such well, the relinquishment provisions of Article 7.4.B shall continue to apply to such Non-Consenting Party’s interest.

7.7	Stand-By Costs

7.7.A	When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking, or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne by the Parties as part of the operation just completed. Stand by costs incurred after all Parties respond, or after expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

7.7.B	If a further operation related to Urgent Operational Matters is proposed while the drilling rig to be used is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2.B.1 within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period. Operator may require such Party to pay the estimated stand by costs in advance as a condition to extending the response period. If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

7.8	Special Considerations Regarding Deepening and Sidetracking

7.8.A	An Exclusive Well shall not be Deepened or Sidetracked without first affording the Non-Consenting Parties under this Article 7.8 the opportunity to participate in such operation.

7.8.B	If any Consenting Party desires to Deepen or Sidetrack an Exclusive Well, such Party shall initiate the procedure contemplated by Article 7.2. If a Deepening or Sidetracking operation is approved under such provisions, and if any Non-Consenting Party to the Exclusive Well elects to participate in such Deepening or Sidetracking operation, such Non-Consenting Party shall not owe amounts under Article 7.5.B, and such Non-Consenting Party’s payment under Article 7.5.A shall be such Non-Consenting Party’s Participating Interest share of the costs and liabilities incurred in connection with drilling the Exclusive Well from the surface to the depth previously drilled which such Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate in such Exclusive Well; provided, however, all costs and liabilities for Testing and Completing or attempting Completion of the well incurred by Consenting Parties before the commencement of actual operations to Deepen or Sidetrack beyond the depth previously drilled shall be for the sole account of the Consenting Parties.

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7.9	Use of Property

7.9.A	The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting, or Reworking of any well drilled under this Agreement shall be permitted to use (free of cost) all casing, tubing, and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged. On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

7.9.B	Spare capacity in equipment that is constructed under this Agreement and used for processing or transporting Crude Oil and Natural Gas after it has passed through primary separators and dehydrators (including treatment facilities, gas processing plants and pipelines) shall be available for use by any Party for Hydrocarbon production from the Contract Area on the terms set forth below. All Parties desiring to use such equipment shall nominate capacity in such equipment on a monthly basis by notice to Operator at least ten (10) Days before the beginning of each month. Operator may nominate capacity for the owners of the equipment if they so elect. If at any time the capacity nominated exceeds the total capacity of the equipment, the capacity of the equipment shall be allocated in the following priority: (1) first, to the owners of the equipment up to their respective Participating Interest shares of total capacity, (2) second, to owners of the equipment desiring to use capacity in excess of their Participating Interest shares, in proportion to the Participating Interest of each such Party and (3) third, to Parties not owning interests in the equipment, in proportion to their Participating Interests in this Agreement. Owners of the equipment shall be entitled to use up to their Participating Interest share of total capacity without payment of a fee under this Article 7.9.B. Otherwise, each Party using equipment under this Article 7.9.B shall pay to the owners of the equipment monthly throughout the period of use an arm’s-length fee based upon third party charges for similar services in the vicinity of the Contract Area. If no arm’s-length rates for such services are available, then the Party desiring to use equipment under this Article 7.9.B shall pay to the owners of the equipment a monthly fee equal to (1) that portion of the total cost of the equipment, divided by the number of months of useful life established for such equipment under the tax law of Australia, that the capacity made available to such Party on a fee basis under this Article 7.9.C bears to the total capacity of the equipment plus (2) that portion of the monthly cost of maintaining, operating and financing the equipment that the capacity made available to such Party on a fee basis under this Article 7.9.B bears to the total capacity of the equipment.

7.9.C	Payment for the use of equipment under Article 7.9.B shall not result in an acquisition of any additional interest in the equipment by the paying Parties. However, such payments shall be included in the costs that the paying Parties are entitled to recoup under Article 7.5.

7.9.D	Parties electing to use spare capacity in equipment under Article 7.9.B shall indemnify the owners of the equipment or platform against any costs and liabilities incurred as a result of such use (including any Consequential Loss and Environmental Loss) but excluding costs and liabilities for which Operator is solely responsible under Article 4.6.

7.10	Lost Production during Tie-In of Exclusive Operation Facilities

If, during the tie-in of Exclusive Operation facilities with the existing production facilities of another operation, the production of Hydrocarbons from such other pre-existing operations is temporarily lessened as a result, then the Consenting Parties shall compensate the parties to such existing operation for such loss of production in the following manner. Operator shall determine the amount by which each Day’s production during the tie-in of Exclusive Operation facilities falls below the previous month’s average daily production from the existing production facilities of such operation. The so-determined amount of lost production shall be recovered by all Parties who experienced such loss in proportion to their respective Participating Interest. Upon completion of the tie-in, such lost production shall be recovered in full by Operator deducting up to one hundred percent (100%) of the production from the Exclusive Operation, before the Consenting Parties being entitled to receive any such production.

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7.11	Conduct of Exclusive Operations

7.11.A	Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Licence.

7.11.B	The computation of costs and liabilities incurred in Exclusive Operations, including the costs and liabilities of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

7.11.C	Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure. Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such Exclusive Operations.

7.11.D	If Operator is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, Operator shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost or liability attributable to any Exclusive Operations and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator concerning any Exclusive Operations conducted by it.

7.11.E	If a Development Plan has been approved under Article 6.3, or if any Party proposes (but does not yet have the right to commence) a development under this Article 7 where neither the Development Plan nor the development proposal call for the drilling of one or more Appraisal Wells, and should any Party wish to drill an additional Appraisal Well before development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement under Article 7.5. If such an Appraisal Well is produced, any Consenting Party shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Party’s Entitlement from such Appraisal Well until the value received in sales to purchasers in arm-length transactions equals one hundred percent (100%) of such Non-Consenting Party’s Participating Interest shares of all costs and liabilities that were incurred in any Exclusive Operations relating to the Appraisal Well. After the completion of drilling such Appraisal Well as an Exclusive Operation, the Parties may proceed with the Development Plan approved under Article 5.9, or (if applicable) the Parties may complete the procedures to propose an Exclusive Operation to develop a Discovery. If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party or Parties proposing to develop the Discovery decide(s) not to do so, then each Non-Consenting Party who voted in favor of such Development Plan before the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

7.11.F	If Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then Operator may resign, but in any event shall resign on the unanimous request of the Consenting Parties, as Operator for the Exploitation Area for such Discovery, and the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.

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ARTICLE 8 - DEFAULT

8.1	Default and Notice

8.1.A	Any Party that fails to pay when due its share of Joint Account charges (including Cash Calls and interest), or provide when due and maintain any Security required of such Party under the Licence, this Agreement or the Farmout Agreement, or perform its obligations under the Licence, this Agreement or the Farmout Agreement, shall be in default under this Agreement (together with each of its Affiliates party to this Agreement or otherwise owning an interest in the Licece, a “Defaulting Party”). Operator, or any non-defaulting Party in case Operator is in default under this Agreement, shall promptly give a Default Notice to the Defaulting Party and each of the other Parties.

8.1.B	For the duration of the Default Period the Party in default shall be a Defaulting Party for the purposes of this Agreement. All Default Amounts shall bear interest at the Default Interest Rate from the due date to the date of receipt of payment.

8.2	Operating Committee Meetings, Data, and Entitlements

8.2.A	Except as provided in Article 8.3.C, the Defaulting Party has no right, during the Default Period, to:

8.2.A.1	Call or attend Operating Committee or subcommittee meetings;

8.2.A.2	Vote on any matter coming before the Operating Committee or any subcommittee;

8.2.A.3	Have access to any data or information relating to any operations under this Agreement;

8.2.A.4	Consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;

8.2.A.5	Consent to or reject any Transfer or otherwise exercise any other rights with respect to Transfers under this Article 8 or under Article 12;

8.2.A.6	Receive its Entitlement under Article 8.4; or

8.2.A.7	Take assignment of any portion of another Party’s Participating Interest if such other Party is either in default or withdrawing from this Agreement and the Licemce.

8.2.B	During the Default Period the Defaulting Party:

May not Transfer all or part of its Participating Interest, except to non-defaulting Parties under this Article 8.

8.2.C	Despite any other provisions in this Agreement, during the Default Period:

8.2.C.1	Unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be equal to the ratio such non-defaulting Party’s Participating Interest bears to the total Participating Interests of the non-defaulting Parties;

8.2.C.2	Any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party;

8.2.C.3	The Defaulting Party shall be deemed to have elected not to participate in any operations that are voted upon during the Default Period, to the extent such an election would be permitted by Article 5.13 and Article 7; and

8.2.C.4	The Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during the Default Period.

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8.3	Allocation of Defaulted Amounts

8.3.A	The Party providing the Default Notice under Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of:

8.3.A.1	The amount that the non-defaulting Party shall pay as its portion of the Amount in Default; and

8.3.A.2	If the Defaulting Party has failed to obtain or maintain any Security required of such Party in order to maintain the Licence in full force and effect, the type and amount of the Security the non-defaulting Parties shall post or the funds they shall pay in order to allow Operator, or (if Operator is in default) the notifying Party, to post and maintain such Security.

Unless otherwise agreed, the non-defaulting Parties shall satisfy the obligations for which the Defaulting Party is in default in proportion to the ratio that each non-defaulting Party’s Participating Interest bears to the Participating Interests of all non-defaulting Parties.

8.3.B	If the Defaulting Party remedies its default in full before the Default Period commences, the notifying Party shall promptly notify each non-defaulting Party by facsimile and by telephone or email, and the non-defaulting Parties shall be relieved of their obligations under Article 8.3.A. Otherwise, each non-defaulting Party shall satisfy its obligations under Article 8.3.A.1 before the Default Period commences and its obligations under Article 8.3.A.2 within ten (10) Days after the Default Notice. If any non-defaulting Party fails to timely satisfy such obligations, such Party shall be a Defaulting Party subject to the provisions of this Article 8. The non-defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party under this Article 8.

8.3.C	At any time before the date of:

Notice of exercise of the rights under Article 8.4.D to compel the Defaulting Party to withdraw from this Agreement or to sell its Participating Interest, as applicable, a Defaulting Party may remedy its default by paying to the Operator the Total Amount in Default. A Party may pay a portion of its default by paying to the Operator less than the Total Amount in Default, but shall remain in default.

8.3.C.1	If a Defaulting Party makes any payment, the amount so received shall first be applied first to the payment of interest due and then to payment of principal.

8.3.C.2	Operator shall pay any such payment to the non-defaulting Parties in proportion to the ratio of the amount each non-defaulting Party has paid for the Defaulting Party bears to the total amounts all non-defaulting Parties have paid for the Defaulting Party.

8.3.D	If Operator is a Defaulting Party, then all payments otherwise payable to the Joint Account under this Agreement shall be made to the notifying Party instead of to the Joint Account until the Operator’s default is cured or a successor Operator appointed.

8.3.D.1	The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under this Agreement. The notifying Party shall be entitled to bill or Cash Call the other Parties under the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available. When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for damages, losses, costs, or liabilities arising as a result of its actions under this Article 8.3.D, except to the extent Operator would be liable under Article 4.6.

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8.3.D.2	While the Operator is a Defaulting Party, the Operator shall continue to perform its other functions as the Operator that are not transferred to the notifying Party by this Article, until Operator is removed or resigns.

8.3.E	If all Parties are Defaulting Parties, then the Parties shall be deemed to have collectively decided to withdraw, and the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Licence and Laws and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all under Article 2.

8.4	Remedies

8.4.A	During the Default Period, the Defaulting Party has no right to take in kind or separately dispose of its Entitlement, which Entitlement shall under this Article 8.4.A vest in and be the property of the non-defaulting Parties. Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized and under Article 8.4.I has a power of attorney to take and sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs and liabilities incurred in connection with such sale pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as a part of the Total Amount in Default (in payment of first the interest and then the principal) and apply such net proceeds toward the establishment of the Reserve Fund, if applicable, until the Total Amount in Default is recovered and such Reserve Fund is established. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall be carried forward as a Default Amount. When making sales under this Article 8.4.A, the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

8.4.B	If Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit, or adjustment against the Total Amount in Default (against first the interest and then the principal) and toward the establishment of the Reserve Fund, if applicable. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall be carried forward as a Default Amount.

8.4.C	The non-defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4.A and 8.4.B toward the creation of a reserve fund (the “Reserve Fund”) in an amount equal to the Defaulting Party’s Participating Interest share of:

8.4.C.1	The estimated Decommissioning Costs, to the extent the Parties have not provided for Decommissioning Security under Article 10;

8.4.C.2	The estimated cost of severance benefits for local employees upon cessation of operations; and

8.4.C.3	Any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations.

Upon the conclusion of the Default Period, all amounts held in the Reserve Fund shall be returned to the Party previously in Default.

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8.4.D	If a Defaulting Party fails to fully remedy all its defaults by the thirtieth (30th) Day of the Default Period, or by the fifteenth (15th) Day of the corresponding Default Period of any subsequent default occurring within twelve (12) Months of the preceding default, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, at any time afterwards until the Defaulting Party has cured its defaults:

8.4.D.1	any non-defaulting Party shall have the option, exercisable in its discretion at any time, to require that the Defaulting Party offer to completely withdraw from this Agreement and assign all of its Participating Interest, as described in Article 8.4.E; and/or

8.4.D.2	any non-defaulting Party shall have the option, exercisable in its discretion at any time, to require that the Defaulting Party offer to sell and assign all of its Participating Interest to any non-defaulting Parties wishing to purchase such Participating Interest, as described in Article 8.4.F; and/or

8.4.D.3	any non-defaulting Party shall have the option, exercisable in its discretion with respect to a default occurring at any time under an approved Development Plan, to require that the Defaulting Party offer to assign a part of the Defaulting Party’s Participating Interest in the corresponding Exploitation Area to any non-defaulting Parties wishing to accept assignment of such part, as described in Article 8.4.G; and/or

8.4.D.4	any non-defaulting Party shall have the option, exercisable in its discretion at any time, to foreclose its mortgage and security interest against a pro rata share of the Collateral, as described in Article 8.4.H.

Such options shall be exercised by providing notice of such election to the Defaulting Party and each non-defaulting Party. Until the Defaulting Party’s Participating Interest has been assigned in full under this Article 8.4, each option is cumulative, not exclusive. The exercise of one option that does not result in the assignment of the Defaulting Party’s Participating Interest shall not preclude the non-defaulting Parties from exercising such option again, or from exercising another option; provided that if an option set out in Article 8.4.D.2 or Article 8.4.D.3 is exercised, then the other options may not be exercised unless and until the non-defaulting Parties have been deemed to have elected not to acquire all or part of the Participating Interest of the Defaulting Party under Article 8.4.F or Article 8.4.G, as applicable. All costs pertaining to any such assignment (including any stamp duty incurred on the documents signed to effect such assignment) shall be the responsibility of the Defaulting Party.

8.4.E	If the option set out in Article 8.4.D.1 is exercised, the Defaulting Party shall be deemed to have proposed to withdraw and assign, under Article 13.6, effective on the date of the non-defaulting Party’s or Parties’ notice, its Participating Interest to the non-defaulting Parties; provided that any non-defaulting Party that did not join in the notice of exercise of such option shall have the right exercisable for ten (10) Days from the date of such notice to notify the other non-defaulting Parties that it refuses to accept such proposed assignment. In the absence of an agreement to the contrary among the non-defaulting Parties willing to accept an assignment, any assignment to the non-defaulting Parties after a withdrawal under this Article 8.4.E shall be in proportion to the Participating Interests of the non-defaulting Parties, excluding any non-defaulting Party that has given notice that it refuses to accept such proposed assignment.

8.4.F	In connection with the option set out in Article 8.4.D.2 each Party grants to each of the other Parties the right and option to acquire (the “Buy-Out Option”) under Article 8.4.F.1 all of its Participating Interest for the consideration determined under Article 8.4.F.2 (the “Buy-Out Price”) and paid under Article 8.4.F.3.

8.4.F.1	Each non-defaulting Party may, but shall not be obligated to, exercise such Buy-Out Option by notice to the Defaulting Party and each other non-defaulting Party (the “Buy-Out Notice”). The Defaulting Party shall be deemed to have proposed to sell and assign, effective on the date of the Buy-Out Notice, its entire Participating Interest to the non-defaulting Parties having exercised the Buy-Out Option (each, an “Acquiring Party”). Any other non-defaulting Party that gives an Option Notice within thirty (30) Days after the Buy-Out Option is first exercised by an Acquiring Party shall also become an Acquiring Party. Any non-defaulting Party that fails to exercise its Buy-Out Option during such thirty (30) Day period shall be deemed to have elected not to become an Acquiring Party, and its Buy-Out Option with respect to the Defaulting Party shall terminate. Each Acquiring Party shall be deemed to have proposed to acquire a proportion of the Participating Interest of the Defaulting Party equal to the ratio of such Acquiring Party’s Participating Interest to the total Participating Interests of all Acquiring Parties and pay such proportion of the Buy-Out Price, unless they otherwise agree.

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8.4.F.2	The Buy-Out Price shall be determined as follows:

Each Acquiring Party shall specify in its Buy-Out Notice a value for the Defaulting Party’s entire Participating Interest. Within five (5) Days after the thirty (30) Day period after the Buy-Out Option is first exercised, the Defaulting Party shall (i) notify the Acquiring Parties that it accepts, with respect to each Acquiring Party, such Acquiring Party’s proportionate share of the value specified by such Acquiring Party in its Buy-Out Notice (in which case this value is, with respect to such Acquiring Party, the “Buy-Out Price”); or (ii) refer the Dispute to an independent expert pursuant to Article 18.3 for determination of the value of its entire Participating Interest (in which case each Acquiring Party’s proportionate share of the value determined by such expert shall be deemed the “Buy-Out Price” with respect to each such Acquiring Party). If the Defaulting Party fails to so notify the Acquiring Parties, then the Defaulting Party shall be deemed to have accepted, with respect to each Acquiring Party, such Acquiring Party’s proportionate share of the value proposed by such Acquiring Party as the Buy-Out Price. If the valuation of the Defaulting Party’s Participating Interest is referred to an expert, such expert shall determine the Buy-Out Price which shall be deemed to be equal to the fair market value of the Defaulting Party’s entire Participating Interest, less the following:

(a)	The Total Amount in Default;

(b)	All costs, including the costs of the expert, to obtain such valuation; and

(c)	thirty percent (30%) of the fair market value of the Defaulting Party’s Participating Interest.

8.4.F.3	The Buy-Out Price shall be paid to the Defaulting Party in four (4) installments, each equal to 25% of the Buy-Out Price as follows:

(a)	The first installment shall be due and payable to the Defaulting Party within 15 Days after the date on which the Defaulting Party’s Participating Interest is effectively assigned to the Acquiring Parties (the “Assignment Date”);

(b)	The second installment shall be due and payable to the Defaulting Party within 180 Days after the Assignment Date;

(c)	The third installment shall be due and payable to the Defaulting Party within 365 Days after the Assignment Date; and

(d)	The fourth installment shall be due and payable to the Defaulting Party within 545 Days after the Assignment Date.

8.4.F.4	On the Assignment Date the Total Amount in Default shall be deemed to have been satisfied, and if the assignment under Article 8.4.F was to fewer than all of the non-defaulting Parties, the Acquiring Parties in proportion to their proportionate share of the Buy-Out Price shall pay to each non-defaulting Party that was not an Acquiring Party the portion of the Total Amount in Default owed to such non-defaulting Party.

8.4.G	In connection with the option set out in Article 8.4.D.3 each Defaulting Party grants to each of the other Parties the right and option to acquire under this Article 8.4.G a part of its Participating Interest in the applicable Exploitation Area (the “Withering Option”), in which it is in default.

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8.4.G.1	Each non-defaulting Party may, but shall not be obligated to, exercise such Withering Option by notice to the Defaulting Party and each other non-defaulting Party (the “Withering Notice”). The Defaulting Party shall be deemed to have proposed to assign, effective on the date of the Withering Notice, the Withering Interest to the non-defaulting Parties having exercised the Withering Option (each, an “Acquiring Party”). Any other non-defaulting Party that gives a Withering Notice within thirty (30) Days after the Withering Option is first exercised by an Acquiring Party shall also become an Acquiring Party. Any non-defaulting Party that fails to exercise its Withering Option during such thirty (30) Day period shall be deemed to have elected not to become an Acquiring Party and its Withering Option regarding the Defaulting Party shall terminate. Each Acquiring Party shall be deemed to have proposed to acquire a proportion of the Withering Interest of the Defaulting Party equal to the ratio of such Acquiring Party’s Participating Interest to the total Participating Interests of all Acquiring Parties and pay such proportion of the Withering Price, unless they otherwise agree.

8.4.G.2	The Withering Interest shall be determined based on the following formula:

Withering Interest =	[Withering Price x Default Factor x DPPI]
DPETC

Where:

“Withering Interest” means the lesser of: (i) the Defaulting Party’s entire Participating Interest, in the applicable Exploitation Area to be assigned to the Acquiring Parties (expressed as a percentage); or (ii) the part out of the Defaulting Party’s Participating Interest, in the applicable Exploitation Area to be assigned to the Acquiring Parties (expressed as a percentage).

“Withering Price” means the amount equal to DPETC less DPACP.

“Estimated Total Costs” means the estimated total costs to be expended to complete the approved Development Plan for the applicable Exploitation Area, including any contingent amounts, amendments and approved cost over-runs arising before the due date of the Cash Call giving rise to the default.

“DPETC” means the Defaulting Party’s Participating Interest share of the Estimated Total Costs.

“DPACP” means the aggregate costs paid by the Defaulting Party regarding the applicable Development Plan before the date of the Cash Call giving rise to the default.

“Default Factor” means:

1.25, if less than twenty-five percent (25%) of the Estimated Total Costs have been expended by the Parties;

1.20, if at least twenty-five percent (25%) but less than fifty percent (50%) of the Estimated Total Costs have been expended by the Parties;

1.15, if at least fifty percent (50%) but less than seventy-five percent (75%) of the Estimated Total Costs have been expended by the Parties; or

1.10, if at least seventy five percent (75%) of the Estimated Total Costs have been expended by the Parties.

“DPPI” means the Defaulting Party’s Participating Interest as of the due date of the Cash Call giving rise to the default (expressed as a percentage).

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8.4.G.3	If the Withering Interest is effectively assigned to the Acquiring Parties under Article 8.4.G, then from the due date of the Cash Call giving rise to the default:

(a)	The Defaulting Party has no obligation to pay any further Cash Calls under the applicable Development Plan, except to the extent of the Defaulting Party’s obligation to fund its revised Participating Interest share of any cost over-runs arising after such date;

(b)	The Acquiring Parties shall bear all costs attributable to the Withering Interest and the Defaulting Party’s revised Participating Interest under the applicable Development Plan, except to the extent of the Defaulting Party’s obligation to fund its revised Participating Interest share of any cost over-runs arising after such date.

8.4.G.4	On the date the Withering Interest is effectively assigned the Total Amount in Default shall be deemed to have been satisfied, and if the assignment under Article 8.4.G was to fewer than all of the non-defaulting Parties, the Acquiring Parties in proportion to their proportionate share of the Withering Price shall pay to each non-defaulting Party that was not an Acquiring Party the portion of the Total Amount in Default owed to such non-defaulting Party.

8.4.H	In addition to the other remedies available to the non-defaulting Parties under this Article 8 and any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, if a Defaulting Party fails to remedy its default within thirty (30) Days of the Default Notice, the non-Defaulting Parties may elect to enforce a mortgage and security interest on the Defaulting Party’s Participating Interest as set forth below, subject to the Licence and the Laws.

8.4.H.1	Each Party grants to each of the other Parties, in pro rata shares based on their relative Participating Interests, a mortgage and security interest on its Participating Interest, whether now owned or later acquired, together with all products and proceeds derived from that Participating Interest (collectively, the “Collateral”) as security for:

(a)	The payment of all amounts owing by such Party (including interest and costs of collection) under this Agreement and the Farmout Agreement; and

(b)	Any Security that such Party is required to provide under the Licence, this Agreement or the Farmout Agreement.

8.4.H.2	Should a Defaulting Party fail to remedy its default by the thirtieth (30th) Day after the date of the Default Notice, then, each non-defaulting Party shall have the option, exercisable at any time afterwards during the Default Period, to foreclose its mortgage and security interest against its pro rata share of the Collateral by any means permitted under the Licence and the Laws and to sell all or any part of that Collateral in public or private sale after providing the Defaulting Party and other creditors with any notice required by the Licence or the Laws, and subject to the provisions of Article 12. Except as may be prohibited by the Licence or the Laws, the non-defaulting Party that forecloses its mortgage and security interest shall be entitled to become the purchaser of the Collateral sold and shall have the right to credit toward the purchase price the amount to which it is entitled under Article 8.4. Any deficiency in the amounts received by the foreclosing Party shall remain a debt due by the Defaulting Party. The foreclosure of mortgages and security interests by one non-defaulting Party shall neither affect the amounts owed by the Defaulting Party to the other non-defaulting Parties nor in any way limit the rights or remedies available to them. Each Party agrees that, should it become a Defaulting Party, it waives the benefit of any Appraisal Operation, valuation, stay, extension or redemption law and any other debtor protection law that otherwise could be invoked to prevent or hinder the enforcement of the mortgage and security interest granted above.

8.4.H.3	Each Party agrees to sign such memoranda, financing statements and other documents, and make such filings and registrations, as may be reasonably necessary to perfect, validate and provide notice of the mortgages and security interests granted by this Article 8.4.H.

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8.4.I	The Defaulting Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required regarding such proposed withdrawal and assignment. The non-defaulting Parties shall use reasonable endeavors to assist the Defaulting Party in obtaining such approvals. Any penalties, damages, losses, costs (including reasonable legal costs and attorneys’ fees) and liabilities incurred by the Parties in connection with such proposed withdrawal and assignment shall be borne by the Defaulting Party. If the Government does not approve the Defaulting Party’s proposed withdrawal and assignment, then the non-defaulting Parties (excluding any non-defaulting Party that has given notice that it refuses to accept such proposed assignment) shall have the right to retract the notice of proposed withdrawal and assignment by notice to all Parties. The acceptance by a non-defaulting Party of any portion of a Defaulting Party’s Participating Interest shall not limit any rights or remedies that such non-defaulting Party has to recover any remaining balance plus interest owing under this Agreement by the Defaulting Party. For purposes of Article 8.4.E, 8.4.F, 8.4.G, or 8.4.H, as elected, the Defaulting Party shall, without delay after any request from the non-defaulting Parties, do any act required to be done by the Laws and any other applicable laws in order to render the sale of its Entitlement and/or assignment of its Participating Interest legally valid, including obtaining all necessary governmental consents and approvals, and shall sign any document and take such other actions as may be necessary in order to effect a prompt and valid sale of its Entitlement and/or assignment of its Participating Interest. The Defaulting Party shall promptly remove any Encumbrances which may exist on the date of sale of its Entitlement and/or assignment of its Participating Interests (other than any existing Encumbrances that affect all Parties in proportion to their Participating Interests). If all Government approvals are not timely obtained, the Defaulting Party shall to the extent allowed under the Licence and applicable Laws hold its Participating Interest in trust or escrow arrangement for the benefit of the non-defaulting Parties who are entitled to receive it. Each Party appoints each other Party its true and lawful attorney to sign such instruments and make such filings and applications as may be necessary to make such sale or assignment legally effective and to obtain any necessary consents of the Government. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest. If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

8.4.J	The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

8.4.K	The rights and remedies granted to the non-defaulting Parties in this Article 8 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise. Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5	Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Licence, Decommissioning, and termination of this Agreement.

8.6	No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required. Accordingly, any Party that becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise. Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties are reasonable and appropriate in the circumstances.

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ARTICLE 9 - DISPOSITION OF PRODUCTION

9.1	Right and Obligation to Take in Kind

Except as otherwise provided in this Article 9 or in Article 8, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

9.2	Disposition of Crude Oil and/or Natural Gas

If Crude Oil (or Natural Gas) is to be produced from an Exploitation Area, the Parties shall in good faith, and not fewer than six (6) Months before the anticipated first delivery of Crude Oil (or Natural Gas), as promptly notified by Operator, negotiate and conclude the terms of a lifting agreement to cover the offtake of Crude Oil (or Natural Gas) produced under the Licence.

ARTICLE 10 - ABANDONMENT

10.1	Abandonment of Wells Drilled as Joint Operations

10.1.A	A decision to plug and abandon any well that was drilled as a Joint Operation shall require the approval of the Operating Committee.

10.1.B	If any Party fails to reply within the period prescribed in Article 5.12.A.1 or Article 5.12.A.2, whichever applies, after delivery of notice of Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

10.1.C	If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, subject to the Laws, any Party voting against such decision may propose (within the time periods allowed by Article 5.13.A) to conduct an alternate Exclusive Operation in the wellbore. If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned.

10.1.D	Any well plugged and abandoned under this Agreement shall be plugged and abandoned under the Laws and at the cost and risk of the Parties who participated in the cost of drilling such well.

10.1.E	Despite anything to the contrary in this Article 10.1:

10.1.E.1	If the Operating Committee approves a decision to plug and abandon a well from which Hydrocarbons have been produced and sold, subject to the Laws, any Party voting against the decision may propose (within five (5) Days after the time specified in Article 5.6, Article 5.12.A.1 or Article 5.12.A.2, whichever applies, has expired) to take over the entire well as an Exclusive Operation. Any Party originally participating in the well shall be entitled to participate in the operation of the well as an Exclusive Operation by response notice within ten (10) Days after receipt of the notice proposing the Exclusive Operation. In such event, the Consenting Parties shall be entitled to conduct an Exclusive Operation in the well; provided that the proposed operation may not be in the same Zone from which production was previously obtained nor be in a Zone that is produced by any other Joint Operation wells.

10.1.E.2	Each Non-Consenting Party shall be deemed to have relinquished free of cost to the Consenting Parties in proportion to their Participating Interests all of its interest in the wellbore of a produced well and related equipment under Article 7.4.B. The Consenting Parties shall afterwards bear all cost and liability of plugging and abandoning such well under the Laws, to the extent the Parties are or become obligated to contribute to such costs and liabilities, and the Consenting Parties shall indemnify the Non-Consenting Parties against all such costs and liabilities.

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10.1.E.3	Subject to Article 7.12.F, Operator shall continue to operate a produced well for the account of the Consenting Parties at the rates and charges contemplated by this Agreement, plus any additional costs that may arise as the result of the separate allocation of interest in such well.

10.2	Abandonment of Exclusive Operations

This Article 10 shall apply mutatis mutandis to the Decommissioning of facilities and/or equipment acquired for an Exclusive Operation and abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well under this Article 10).

10.3	Provision for and Conduct of Abandonment

If under the Licence or the Laws, the Parties are or become obliged to pay or contribute to the cost of ceasing operations, then during preparation of a Development Plan, the Parties shall make a preliminary plan for the abandonment of wells, and shall negotiate a security agreement which shall be completed and executed by all Parties participating in such Development Plan.

ARTICLE 11 - SURRENDER, EXTENSIONS AND RENEWALS

11.1	Surrender

11.1.A	If the Licence requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Before the end of such period, the Operating Committee shall determine under Article 5 the size and shape of the surrendered area, consistent with the requirements of the Licence. If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted. If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted. In the event of a tie, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. The Parties shall sign any documents and take such other actions as may be necessary to effect the surrender. Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are later discovered under the surrendered area.

11.1.B	A surrender of all or any part of the Contract Area that is not required by the Licence shall require the unanimous consent of the Parties.

11.2	Extension of the Term

11.2.A	A proposal by any Party to enter into or extend the term of any Exploration Period or Exploitation Period or any phase of the Licence, or a proposal to extend the term of the Licence, shall be brought before the Operating Committee under Article 5.

11.2.B	Any Party shall have the right to enter into or extend the term of any Exploration Period or Exploitation Period or any phase of the Licence or to extend the term of the Licence, regardless of the level of support in the Operating Committee. If any Party takes such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article 13.

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ARTICLE 12 - TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL

12.1	Obligations

Subject to the requirements of the Licence,

12.1.A	Any Transfer (except Transfers under Article 7, Article 8, or Article 13) shall be effective only if it satisfies the terms and conditions of Article 12.2; and

12.1.B	A Party subject to a Change in Control must satisfy the terms and conditions of Article 12.3.

If a Transfer subject to this Article or a Change in Control occurs without satisfaction (in all material respects) by the transferor or the Party subject to the Change in Control, as applicable, of the requirements of this Agreement, then each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to that it may be entitled. Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party’s obligations under this Article.

Notwithstanding anything to the contrary, the requirements for assignment or transfer under this Agreement shall not apply to or restrict any assignment or transfer by DESAL of any interests or obligations pertaining to the West Block.

12.2	Transfer

12.2.A	Except in the case of a Party transferring all of its Participating Interest, no Transfer shall be made by any Party that results in the transferor or the transferee holding a Participating Interest of less than ten percent (10%) or any interest other than a Participating Interest in this Agreement.

12.2.B	Subject to the terms of Articles 4.9 and 4.10, the Party serving as Operator shall remain Operator after Transfer of a portion of its Participating Interest. In the event of a Transfer of all of its Participating Interest, except to an Affiliate, the Party serving as Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under this Article 12, in which event a successor Operator shall be appointed under Article 4.11. If Operator transfers all of its Participating Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate’s performance of its obligations.

12.2.C	Despite such Transfer, both the transferee and the transferring Party shall be liable to the other Parties for the transferring Party’s Participating Interest share of any obligations (financial or otherwise) that have vested, matured, or accrued under the Licence or this Agreement before such Transfer. Such obligations, shall include any proposed expenditure approved by the Operating Committee before the transferring Party notifying the other Parties of its proposed Transfer but shall not include costs of plugging and abandoning wells or portions of wells and Decommissioning facilities in which the transferring Party participated (or was required to bear a share of the costs pursuant to this sentence) to the extent such costs are payable by the Parties under the Licence.

12.2.D	A transferee has no rights in the Licence or this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder (as defined in Article 12.2.E) by separate instrument signed by all Parties) unless and until:

12.2.D.1	such transferee expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under the Licence and this Agreement to the extent of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government or the Licence on or before the applicable deadlines; and

12.2.D.2	in the case of a Transfer to a transferee other than an Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability, including enforceability of remedies under this Agreement against such transferee, to perform its payment obligations under the Licence and this Agreement, and its ability to comply with the provisions of Article 19.1.

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12.2.D.3	in the case of a Transfer to an Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its ability to comply with the provisions of Article 19.1, and the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

12.2.E	Nothing contained in this Article 12 shall prevent a Party from Encumbering all or any undivided portion of its Participating Interest to a third party (a “Lien Holder”) as security relating to financing, provided that:

12.2.E.1	Such Party shall remain liable for all obligations relating to such interest;

12.2.E.2	The Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement under a subordination agreement in favour of and reasonably satisfactory to the other Parties;

12.2.E.3	Such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.

12.2.F	Any Transfer of all or a portion of a Party’s Participating Interest, other than a Transfer to an Affiliate or the granting of an Encumbrance as provided in Article 12.2.E, shall be subject to the following procedure.

12.2.F.1	Once the final terms and conditions of a Transfer have been fully negotiated, the transferor shall disclose all such final terms and conditions as are relevant to the acquisition of the Participating Interest (and, if applicable, the determination of the Cash Value of the Participating Interest) in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each other Party shall have the right to acquire the Participating Interest subject to the proposed Transfer from the transferor on the terms and conditions described in Article 12.2.F.3 if, within thirty (30) Days of the transferor’s notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.2.F.3 and 12.2.F.4, where applicable). If no Party delivers such counter-notification, the Transfer to the proposed transferee may be made, subject to the other provisions of this Article 12, under terms and conditions no more favorable to the transferee than those set forth in the notice to the Parties, provided that the Transfer shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals. No Party shall have a right under this Article 12.2.F to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are included in the Transfer.

12.2.F.2	If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

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12.2.F.3	If a Cash Transfer that does not involve other properties as part of a wider transaction, each other Party shall have a right to acquire the Participating Interest subject to the proposed Transfer on the same final terms and conditions as were negotiated with the proposed transferee. If a Transfer that is not a Cash Transfer or involves other properties included in a wider transaction (package deal), the transferor shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Transfer, and each other Party shall have a right to acquire such Participating Interest on the same final terms and conditions as were negotiated with the proposed transferee except that the acquiring Party shall pay the Cash Value in immediately available funds at the closing of the Transfer instead of the consideration payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified as necessary to reflect the acquisition of a Participating Interest for cash. In the case of a package sale, no Party may acquire the Participating Interest subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferee. If for any reason the package sale terminates without completion, the other Parties’ rights to acquire the Participating Interest subject to the proposed package sale shall also terminate.

12.2.F.4	For purposes of Article 12.2.F.3, the Cash Value proposed by the transferor in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party”) gives notice to the transferor with a copy to the other Parties within ten (10) Days of receipt of the transferor’s notice stating that it does not agree with the transferor’s statement of the Cash Value, stating the Cash Value that the Disagreeing Party believes is correct, and providing any supporting information that the Disagreeing Party believes is helpful. In such event, the transferor and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) Day period, either the transferor or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 18.3 for determination of the Cash Value.

12.2.F.5	If the determination of the Cash Value is referred to an independent expert and the value submitted by the transferor is no more than five percent (5%) above the Cash Value determined by the independent expert, the transferor’s value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert. If the value submitted by the transferor is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert’s value shall be used for the Cash Value and the transferor shall pay all costs of the expert. Subject to the independent expert’s value being final and binding under Article 18.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

12.2.F.6	Once the Cash Value is determined under Article 12.2.F.5, Operator shall provide notice of such Cash Value to all Parties, and subject to the Licence, the transferor shall be obligated to sell and the Parties which provided notice of their intention to purchase the transferor’s Participating Interest under Article 12.2.F.1 shall be obligated to buy the Participating Interest at said value.

12.3	Change in Control

12.3.A	A Party subject to a Change in Control shall obtain any necessary Government approval with respect to the Change in Control and furnish any replacement Security required by the Government or the Licence on or before the applicable deadlines.

12.3.B	A Party subject to a Change in Control shall provide evidence reasonably satisfactory to the other Parties that after the Change in Control such Party shall continue to have the financial capability to satisfy its payment obligations under the Licence and this Agreement. If the Party that is subject to the Change in Control fail to provide such evidence, any other Party, by notice to such Party, may require such Party to provide Security satisfactory to the other Parties concerning its Participating Interest share of any obligations or liabilities that the Parties may reasonably be expected to incur under the Licence and this Agreement during the then-current Exploration or Exploitation Period or phase of the Licence.

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12.3.C	Any Change in Control of a Party, other than one that results in ongoing Control by an Affiliate, shall be subject to the following procedure.

12.3.C.1	Once the final terms and conditions of a Change in Control have been fully negotiated, the Acquired Party shall disclose all such final terms and conditions as are relevant to the acquisition of such Party’s Participating Interest and the determination of the Cash Value of that Participating Interest in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each other Party shall have the right to acquire the Acquired Party’s Participating Interest on the terms and conditions described in Article 12.3.C.3 if, within thirty (30) Days of the Acquired Party’s notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.3.C.3 and 12.3.C.4, where applicable). If no Party delivers such counter-notification, the Change in Control may proceed without further notice, subject to the other provisions of this Article 12, under terms and conditions no more favorable to the Acquirer than those set forth in the notice to the Parties, provided that the Change in Control shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals. No Party shall have a right under this Article 12.3.C to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are subject to the Change in Control.

12.3.C.2	If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Change in Control, then each such Party shall acquire a proportion of that Participating Interest equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

12.3.C.3	The Acquired Party shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Change in Control, and each other Party shall have a right to acquire such Participating Interest for the Cash Value, on the final terms and conditions negotiated with the proposed Acquirer that are relevant to the acquisition of a Participating Interest for cash. No Party may acquire the Acquired Party’s Participating Interest under this Article 12.3.C unless and until completion of the Change in Control. If for any reason the Change in Control agreement terminates without completion, the other Parties’ rights to acquire the Participating Interest subject to the proposed Change in Control shall also terminate.

12.3.C.4	For purposes of Article 12.3.C.3, the Cash Value proposed by the Acquired Party in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party”) gives notice to the Acquired Party with a copy to the other Parties within ten (10) Days of receipt of the Acquired Party’s notice stating that it does not agree with the Acquired Party’s statement of the Cash Value, stating the Cash Value that the Disagreeing Party believes is correct, and providing any supporting information that the Disagreeing Party believes is helpful. In such event, the Acquired Party and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) Day period, either the Acquired Party or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 18.3 for determination of the Cash Value.

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12.3.C.5	If the determination of Cash Value is referred to an independent expert, and the value submitted by the Acquired Party is no more than five percent (5%) above the Cash Value determined by the independent expert, the Acquired Party’s value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert. If the value submitted by the Acquired Party is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert’s value shall be used for the Cash Value and the Acquired Party shall pay all costs of the expert. Subject to the independent expert’s value being final and binding under Article 18.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

12.3.C.6	Once the Cash Value is determined under Article 12.3.C.4, Operator shall provide notice of such Cash Value to all Parties, and subject to the Licenec, the acquired Party shall be obligated to sell and the Parties that provided notice of their intention to purchase the acquired Party’s Participating Interest under Article 12.3.C.1 shall be obligated to buy the Participating Interest at said value.

12.3.C.7	Despite anything to the contrary contained in this Agreement, Article 12.3.C shall not apply to any Change of Control of the ultimate holding company or parent company of a Party.

ARTICLE 13 - WITHDRAWAL FROM AGREEMENT

13.1	Right of Withdrawal

13.1.A	Subject to this Article 13 and the Licence, any Party not in default may at its option withdraw from this Agreement and the Licence by giving notice to all other Parties stating its decision to withdraw. Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

13.1.B	The effective date of withdrawal for a withdrawing Party shall be the end of the Calendar Month after the Calendar Month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2	Partial or Complete Withdrawal

13.2.A	Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Licence. If all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Licence and this Agreement. If fewer than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Licence and this Agreement on the earliest possible date and sign and deliver all necessary instruments and documents to assign their Participating Interest to the Parties that are not withdrawing, without any compensation whatsoever, under Article 13.6.

13.2.B	Any Party withdrawing under Article 11.2 or under this Article 13 shall at its option: (i) withdraw from the entirety of the Contract Area; or (ii) withdraw only from all Exploration Operations under the Licence, but not from any Exploitation Area, Commercial Discovery, or Discovery (whether appraised or not) made before such withdrawal. Such withdrawing Party shall retain its rights in Joint Property, but only insofar as they relate to any such Exploitation Area, Commercial Discovery, or Discovery, and shall abandon all other rights in Joint Property.

13.3	Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal. After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

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13.4	Obligations and Liabilities of a Withdrawing Party

13.4.A	A withdrawing Party shall, after its notification of withdrawal, remain liable only for its share of the following:

13.4.A.1	Costs of Joint Operations, and costs of Exclusive Operations in which such withdrawing Party has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget (including a multi-year Work Program and Budget under Article 6.1.E) or AFE before such Party’s notification of withdrawal, regardless of when they are incurred;

13.4.A.2	Any Minimum Work Obligations for the current period or phase of the Licence, and for any subsequent period or phase that has been approved under Article 11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4.B;

13.4.A.3	Expenditures described in Articles 4.2.B.14 and 13.5 related to an emergency occurring before the effective date of a Party’s withdrawal, regardless of when such expenditures are incurred;

13.4.A.4	All other obligations and liabilities of the Parties or Consenting Parties, as applicable, concerning acts or omissions under this Agreement before the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

13.4.A.5	In the case of a partially withdrawing Party, any costs and liabilities concerning Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

13.4.A.6	The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs under Article 13.4.A.1) to the extent such costs of plugging and abandoning are payable by the Parties under the Licence. Any Encumbrances that were placed on the withdrawing Party’s Participating Interest before such Party’s withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, before its withdrawal. A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties concerning any obligations or liabilities attributable to the withdrawing Party under this Article 13 merely because they are not identified or identifiable at the time of withdrawal.

13.4.B	Despite the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4.A.2 or Article 13.4.A.3) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours for Urgent Operational Matters) of the Operating Committee vote approving such operation or expenditure. Likewise, a Party voting against voluntarily entering into, or extending, an Exploration Period or Exploitation Period or any phase of the Licence, or voting against voluntarily extending the Licence shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within thirty (30) Days of such vote under Article 11.2.

13.5	Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs before the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are incurred.

13.6	Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion that each of their Participating Interests (before the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (before the withdrawal), unless the non-withdrawing Parties agree otherwise. The costs associated with the withdrawal and assignments shall be borne by the withdrawing Party.

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13.7	Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable endeavors to assist the withdrawing Party in obtaining such approvals. If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or (2) to the extent allowed under the Licence and Laws hold its Participating Interest in trust for the exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn. Any penalties or costs incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party.

13.8	Security

A Party withdrawing from this Agreement and the Licence under this Article 13 shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities for which the withdrawing Party remains liable under Article 13.4, but which become due after its withdrawal, including Security to cover the costs of Abandonment, if applicable.

13.9	Withdrawal or Abandonment by All Parties

If all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Licence and the Laws, and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all under Article 2.

ARTICLE 14 - RELATIONSHIP OF PARTIES AND TAX

14.1	Relationship of Parties

The rights, duties, obligations, and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2	Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Licence and under this Agreement. Each Party shall protect, defend, and indemnify each other Party from any damage, loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) regarding the expenditures made by the Parties under this Agreement will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or allocated to the Participating Interest share of each Party. If such allocation is not accomplished due to the application of the Laws or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information concerning Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

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14.3	United States Tax Election

14.3.A	If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each U.S. Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. Operator, if it is a U.S. Party, is authorized and directed to sign and file for each U.S. Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy of such filing to each U.S. Party. However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article 14.3. Should there be any requirement that any U.S. Party give further evidence of this election, each U.S. Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

14.3.B	No Party shall give any notice or take any other action inconsistent with the foregoing election. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such election as may be permitted or required by such laws. In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

14.3.C	Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

14.3.D	A Non-U.S. Party shall not be required to do any act or sign any instrument that might subject it to the taxation jurisdiction of the United States.

14.3.E	For the purposes of this Article 14.3, “U.S. Party” shall mean any Party that is subject to the income tax law of the United States in respect with operations under this Agreement. “Non-U.S. Party” shall mean any Party that is not subject to such income tax law.

ARTICLE 15 - VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY

15.1	Venture Information

Except as otherwise provided in this Article 15 or in Article 4.4 and Article 8.4.A, each Party is entitled to receive all Venture Information related to operations in which such party is a participant. “Venture Information” means any information and results developed or acquired as a result of Joint Operations and shall be Joint Property, unless provided otherwise under this Agreement and the Licence. Each Party shall have the right to use all Venture Information it receives without accounting to any other Party, subject to any applicable patents and any limitations set forth in this Agreement and the Licence. For purposes of this Article 15, such right to use shall include, the rights to copy, prepare derivative works, disclose, license, distribute, and sell.

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15.2	Confidentiality

15.2.A	Subject to the provisions of the Licence and this Article 15, the Parties agree that all information in relation with Joint Operations or Exclusive Operations shall be considered confidential and shall be kept confidential, and shall not be disclosed during the term of the Licence and for a period of two (2) years afterwards to any person or entity not a Party to this Agreement, except:

15.2.A.1	To an Affiliate under Article 15.1.B;

15.2.A.2	To a governmental agency or other entity when required by the Licence;

15.2.A.3	To the extent such information must be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

15.2.A.4	To prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

15.2.A.5	To prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

15.2.A.6	To a bona fide prospective transferee of a Party’s Participating Interest to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation, or the sale of a majority of its or an Affiliate’s shares);

15.2.A.7	To a bank or other financial institution to the extent appropriate to a Party arranging for funding;

15.2.A.8	To the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and if such disclosure is not required under any rules or requirements of any government or stock exchange, then such Party shall comply with Article 20.3;

15.2.A.9	To its respective employees for the purposes of Joint Operations or Exclusive Operations, as applicable, subject to each Party taking customary precautions to ensure such information is kept confidential; and

15.2.A.10	Any information that, through no fault of a Party, becomes a part of the public domain.

15.2.B	Disclosure under Articles 15.2.A.5, 15.2.A.6, and 15.2.A.7 shall not be made unless before such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out in Article 15.2.A and to use the information for the sole purpose described in Articles 15.2.A.5, 15.2.A.6, and 15.2.A.7, whichever applies, with respect to the disclosing Party.

15.3	Intellectual Property

15.3.A	Subject to Articles 15.3.C and 15.5 and unless provided otherwise in the Licence, all intellectual property rights in the Venture Information shall be Joint Property. Each Party and its Affiliates have the right to use all such intellectual property rights in their own operations (including joint operations or a production sharing arrangement in which the Party or its Affiliates has an ownership or equity interest) without the approval of any other Party. Decisions regarding obtaining, maintaining and licensing such intellectual property rights shall be made by the Operating Committee, and the associated costs shall be charged to the Joint Account. With the unanimous agreement of the Operating Committee concerning ownership, licensing rights, and income distribution, the ownership of intellectual property rights in the Venture Information may be assigned to the Operator or to a Party.

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15.3.B	Nothing in this Agreement shall be deemed to require a Party to

15.3.B.1	Divulge proprietary technology to any of the other Parties; or

15.3.B.2	Grant a license or other rights under any intellectual property rights owned or controlled by such Party or its Affiliates to any of the other Parties.

15.3.C	If while carrying out activities charged to the Joint Account, a Party or an Affiliate of a Party makes or conceives any inventions, discoveries, or improvements that primarily relate to or are primarily based on the proprietary technology of such Party or its Affiliates, then all intellectual property rights to such inventions, discoveries, or improvements shall vest exclusively in such Party and each other Party shall have a perpetual, royalty-free, irrevocable license to use such inventions, discoveries, or improvements, but only in connection with Joint Operations.

15.3.C	Subject to Article 4.6.B, all costs (including reasonable legal costs and attorneys’ fees) of defending, settling, or otherwise handling any claim that is based on the actual or alleged infringement of any intellectual property right shall be for the account of the operation from which the claim arose, whether Joint Operations or Exclusive Operations.

15.4	Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.2, and any Disputes in relation thereto shall be resolved under Article 18.2.

15.5	Trades

Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded. Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE 16 - FORCE MAJEURE

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period afterwards as may be necessary for the Party to put itself in the same position that it occupied before the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time that the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party.

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ARTICLE 17 - NOTICES

17.1	Form of Notices

17.1.A	Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English), shall be deemed to have been properly given when addressed to the appropriate Parties at the addresses as set out below, and:

17.1.A.1	delivered in person or by a recognized international courier service maintaining records of delivery; or

17.1.A.2	transmitted by facsimile; provided that the sender can and does provide evidence of successful and complete transmission; or

17.1.A.3	transmitted by e-mail; provided that the recipient transmits a manual written acknowledgment of successful receipt, which the recipient shall have an affirmative duty to furnish promptly after successful receipt.

Name: WESI PEL512 Pty Ltd	Name: Discovery Energy SA Pty Ltd

Address: Suite 33.01, Chifley Tower	Address: Level 8, 350 Collins Street

2 Chifley Square, Sydney NSW 2000	Melbourne VIC 3000

Attention: Mr Simon Philis	Attention: Mr Keith Spickelmier

Email: sphilis@wesicorp.com	Email: ks@discoveryenergy.com

17.1.B	Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed above as a matter of convenience only. With respect to facsimile and/or e-mail communication automatic delivery receipts issued without direct human authorization shall not be evidence of effective notices for purposes of this Agreement.

17.2	Delivery of Notices

A notice given under this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of giving notice under this Agreement shall mean actual delivery of the notice to the address of the Party specified in Article 17.1 or to the most current address specified in a notice under Article 17.3; provided that any notice sent by facsimile or email after 5:00 p.m. on a Business Day or on a weekend or holiday at the location of the receiving Party shall be deemed given on the next following Business Day of the receiving Party.

17.3	Change of Address

Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

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ARTICLE 18 - APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY

18.1	Applicable Law

The substantive laws of the State of South Australia, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes.

18.2	Dispute Resolution

18.2.A	Notification. A Party who desires to submit a Dispute for resolution shall commence the Dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of Dispute resolution proceedings under this Article 18.

18.2.B	Negotiations. The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives. A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney. Despite the above, any Party may initiate arbitration proceedings under Article 18.2.C concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute.

18.2.C	Arbitration. Any Dispute not finally resolved by alternative Dispute resolution procedures set forth in Articles 18.2.B shall be resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible Disputes, including Disputes about the arbitrability of a Dispute.

18.2.C.1	Rules. The arbitration shall be conducted under the arbitration rules (as then in effect) of Australian Centre for Internal Commercial Arbitration (ACICA) (the “Rules”).

18.2.C.2	Number of Arbitrators. The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the commencement of the arbitration. For greater certainty, for purposes of this Article 18.2.C, the commencement of the arbitration means the date on which the claimant’s request or demand for, or notice of, arbitration is received by the other parties to the Dispute.

18.2.C.3	Method of Appointment of the Arbitrators. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute within thirty (30) Days after the commencement of the arbitration.

If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) Days of the commencement of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute.

18.2.C.4	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be the the Melbourne Commercial Arbitration and Mediation Centre.

18.2.C.5	Language. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

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18.2.C.6	Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced under the non-exclusive jurisdiction of the Courts of the State of Victoria.

18.2.C.7	Subject to Article 18.2.C.6, the Parties agree to submit to the non-exclusive jurisdiction of the Courts of the State of Victoria with respect only to any application for interim measures.

18.2.C.8	Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent under Article 17.

18.2.C.9	Interest. The award shall include interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall be awarded at the Agreed Interest Rate.

18.2.C.10	Currency of Award. The arbitral award shall be made and payable in Australian dollars, free of any tax or other deduction.

18.2.C.11	Exemplary Damages. The Parties waive their rights to claim or recover from each other, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

18.2.C.12	Consolidation. If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and that could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

18.2.D	Confidentiality. All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (under Article 15.2) to the extent necessary to enforce this Article 18 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

18.3	Expert Determination

For any decision referred to an expert under Article 8.4, 12.2 or 12.3, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the parties to the Dispute. The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other parties to the Dispute written notice of the request for such determination. If the parties to the Dispute are unable to agree upon an expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the International Chamber of Commerce (ICC) shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise. The expert, once appointed, must not have any ex parte communications with any of the parties to the Dispute concerning the expert determination or the underlying Dispute. All Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information, and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing his final decision, the expert shall issue a draft report and allow the parties to the Dispute to comment on it. The expert shall endeavor to resolve the Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in Dispute. The expert’s decision shall be final and binding on the parties to the Dispute unless challenged in an arbitration under Article 18.2.C within sixty (60) Days of the date the expert’s final decision is received by the parties to the Dispute. In such arbitration (i) the expert determination on the specific matter under Article 8.4, 12.2 or 12.3 shall be entitled to a rebuttable presumption of correctness; and (ii) the expert shall not (without the written consent of the parties to the Dispute) be appointed to act as an arbitrator or as adviser to the parties to the Dispute.

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18.4	Waiver of Sovereign Immunity

Any Party that now or later has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from:

18.4.A	any expert determination, mediation, or arbitration proceeding commenced under this Agreement;

18.4.B	any judicial, administrative or other proceedings to aid the expert determination, mediation, or arbitration commenced under this Agreement; and

18.4.C	any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced under this Agreement.

For the purposes of this waiver only, each Party acknowledges that its rights and obligations under this Agreement are of a commercial and not a governmental nature.

ARTICLE 19 - GENERAL PROVISIONS

19.1	Conduct of the Parties

19.1.A	Each Party with regard to operations and/or activities under this Agreement (i) warrants that such Party and its Affiliates and their respective directors, officers, employees and personnel have not made, offered, or authorized, and (ii) covenants that such Party and its Affiliates and their respective directors, officers, employees, and personnel will not make, offer, or authorize, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any Public Official, any political party, political party official, or candidate for office, or any other individual or entity, where such payment, gift, promise or advantage would violate the Anti-Bribery Laws and Obligations applicable to such Party.

19.1.B	Each Party shall as soon as possible notify the other Parties of any investigation or proceeding initiated by a governmental authority relating to an alleged violation of applicable Anti-Bribery Laws and Obligations by such Party, or its Affiliates, or any of their directors, officers, employees, personnel, or any service providers of such Party or its Affiliates, concerning operations and activities under this Agreement. Such Party shall use reasonable efforts to keep the other Parties informed as to the progress and disposition of such investigation or proceeding, except that such Party shall not be obligated to disclose to the other Parties any information that would be considered legally privileged.

19.1.C	Each Party shall indemnify the other Parties for any damages, losses, penalties, costs (including reasonable legal costs and attorneys’ fees), and liabilities arising from, or related to the events underlying:

19.1.C.1	such Party’s admission of allegations made by a governmental authority concerning operations and/or activities under this Agreement that such Party or its Affiliates or their directors, officers, employees and personnel have violated Anti-Bribery Laws and Obligations applicable to such Party; or

19.1.C.2	the final adjudication concerning operations and/or activities under this Agreement that such Party or its Affiliates or their directors, officers, employees and personnel have violated Anti-Bribery Laws and Obligations applicable to such Party.

Such indemnity obligations shall survive termination or expiration of this Agreement.

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19.1.D	Each Party shall concerning matters that are the subject of this Agreement:

19.1.D.1	Devise and maintain adequate internal controls concerning such Party’s undertakings under Article 20.1.A;

19.1.D.2	Establish and prepare its books and records in accordance with generally accepted accounting practices applicable to such Party;

19.1.D.3	Properly record and report such Party’s transactions in a manner that accurately and fairly reflects in reasonable detail such Party’s assets and liabilities;

19.1.D.4	Retain such books and records for a period of at least 6 Calendar Years; and

19.1.D.5	Comply with the laws applicable to such Party.

19.1.E	Each Party must be able to rely on the adequacy of the other Parties’ system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other information concerning operations and/or activities under this Agreement.

19.1.F	Each Party shall promptly respond in reasonable detail to any reasonable request from any other Party concerning a notice sent by such Party under Article 19.1.B and shall furnish applicable documentary support for such Party’s response, including showing such Party’s compliance with the undertakings set out in Article 19.1.A and Article 19.1.D, except that such Party shall not be obligated to disclose to the other Parties any information that would be considered legally privileged.

19.2	Conflicts of Interest

19.2.A	Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties concerning activities contemplated under this Agreement.

19.2.B	The provisions of the preceding paragraph shall not apply to:

19.2.B.1	Operator’s performance that is in accordance with the local preference laws or policies of the Government; or

19.2.B.2	Operator’s acquisition of products or services from an Affiliate, or the sale of products to an Affiliate, made under this Agreement.

19.2.C	Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

19.3	Public Announcements

19.3.A	Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that no public announcement or statement shall be issued or made unless, before its release, all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) Parties that are not Affiliates of Operator holding fifty percent (50%) or more of the Participating Interests not held by Operator or its Affiliates has been obtained. If a public announcement or statement becomes necessary or desirable because of danger to, or loss of, life, damage to property or pollution resulting from activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but Operator shall promptly furnish all the Parties with a copy of such announcement or statement.

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19.3.B	If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless, before the release of the public announcement or statement, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties which are not Affiliates holding fifty percent (50%) or more of the Participating Interests not held by such announcing Party or its Affiliates; provided that, despite any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules, or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 15.2.

19.4	Successors and Assignees

Subject to the limitations on Transfer contained in Article 12, this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Parties except for any successor or assignee of DESAL’s rights, interests, or obligations in the West Block.

19.5	Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released, or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release, or modify such right.

19.6	No Third Party Beneficiaries

Except as provided under Article 4.6.B, the interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract.

19.7	Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

19.8	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

19.9	Counterpart Execution

This Agreement may be signed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have signed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature of such page by the respective Party, attach each signed signature page to a counterpart.

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19.10	Entirety

This Agreement, including any attachments, constitutes the entire agreement of the Parties, supersedes all prior representations, understandings and negotiations of the Parties relating to the subject matter of this Agreement, and except as set out in Article 19.8, may not be modified except by a written amendment signed by all Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative’s signature.

For and on behalf of Discovery Energy SA Pty Ltd ABN 89 158 204 052 in accordance with section 127(1) of the Corporations Act 2001 (Cth):	) ) )

Signature of director		Signature of company secretary

Name (please print)		Name (please print)

For and on behalf of WESI PEL512 Pty Ltd ACN 635 946 682 in accordance with section 127(1) of the Corporations Act 2001 (Cth):	) ) )

Signature of director		Signature of director

Name (please print)		Name (please print)

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EXHIBIT A

ACCOUNTING PROCEDURE

1

EXHIBIT B

CONTRACT AREA

2